UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
Filed by the Registrant  x                             Filed by a Party other than the Registrant  ¨
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14(a)-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12
ORRSTOWN FINANCIAL SERVICES, INC.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of filing fee (Check the appropriate box):
☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

March 27, 2026
Dear Shareholder:
On behalf of the Board of Directors, management and employees of Orrstown Financial Services, Inc. (the “Company”), the holding company for Orrstown Bank, I cordially invite you to participate in our 2026 Annual Meeting of Shareholders (the “Annual Meeting”). The Annual Meeting will be held virtually via live webcast on Tuesday, May 5, 2026, at 9:00 a.m., local time. Shareholders will not be able to attend the Annual Meeting in person. The proxy statement included with this letter details how you can participate in the Annual Meeting.
The attached Notice of Annual Meeting and Proxy Statement describe the formal business we expect to act upon at the Annual Meeting. We will also report on our results of operations. Our directors and officers, as well as representatives of Crowe LLP, our independent registered public accounting firm, will be present to respond to shareholder questions.
The Board of Directors of the Company has determined that the affirmative vote "FOR" all nominees for director and "FOR" all proposals to be considered at the Annual Meeting is in the best interests of the Company and its shareholders and unanimously recommends a vote "FOR" all nominees and proposals.
Your vote is important, regardless of the number of shares you own. We encourage you to vote by proxy so that your shares will be represented and voted at the Annual Meeting. We offer several ways for shareholders to vote. Voting can be completed by returning the enclosed proxy card, telephone, online, or by using your mobile device. Voting by proxy will not prevent you from voting during the Annual Meeting, but will ensure that your vote is counted if you cannot participate.
We thank you for your continued support of the Company and Orrstown Bank, and look forward to your participation at the Annual Meeting.

Sincerely,

Thomas R. Quinn, Jr. President and Chief Executive Officer

4750 Lindle Road
Harrisburg, Pennsylvania 17111

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 5, 2026

The Annual Meeting of Shareholders of Orrstown Financial Services, Inc. (the “Company”), the holding company for Orrstown Bank, will be held virtually on Tuesday, May 5, 2026, at 9:00 a.m. local time, to consider and take action on the following matters:

1.	To elect four Class A director nominees to serve on our Board of Directors for a three-year term expiring in 2029;

2.	To approve a non-binding advisory vote regarding the compensation paid to our Named Executive Officers (“Say-On-Pay”); and

3.	To ratify the Audit Committee’s selection of Crowe LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026.

Any action may be taken on the foregoing matters at the Annual Meeting on the date specified above, or on any date or dates to which the Annual Meeting may be adjourned, or to which the Annual Meeting may be postponed.
Your Board of Directors recommends a vote “FOR” the election of all nominees as directors listed in the enclosed proxy statement; “FOR” approval of the non-binding advisory vote regarding the compensation paid to our Named Executive Officers; and “FOR” ratification of the Audit Committee’s selection of Crowe LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026.
This Notice of Annual Meeting of Shareholders, the proxy statement and the enclosed proxy card are being mailed on or about March 27, 2026 to shareholders of record at the close of business on March 6, 2026. A copy of the Annual Report on Form 10-K for the year ended December 31, 2025 is also enclosed.

Sincerely,

Robert G. Coradi
Secretary
March 27, 2026

Important Notice Regarding Internet Availability of Proxy Materials
for the Annual Meeting of Shareholders to be Held Virtually on May 5, 2026 at 9:00 a.m.
The Proxy Statement and Annual Report on Form 10-K are available on the Internet at
www.proxyvote.com

Information About Executive Officers	22
Compensation Discussion and Analysis	23
Executive Summary	23
Shareholder Engagement	26
How We Set Compensation	26
2025 Compensation of Our Named Executive Officers	27
Pay Versus Performance	48
2025 Pay Ratio Disclosure	52
Proposal 2 – Advisory Vote Regarding the Compensation Paid to Named Executive Officers	53
Proposal 3 – Ratification of The Audit Committee's Selection of Crowe LLP as the Company's Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2026	54
Relationship with Independent Registered Public Accounting Firm	55
Involvement in Certain Legal Proceedings	55
Annual Report on Form 10-K	55
Annex A	A-1

ABOUT ORRSTOWN
Orrstown Financial Services, Inc. (NASDAQ: ORRF) ("Orrstown" or the "Company"), a Pennsylvania corporation, is the financial holding company for its wholly-owned subsidiary Orrstown Bank (the "Bank"). The Company’s principal executive offices are located at 4750 Lindle Road, Harrisburg, Pennsylvania. The Company was organized on November 17, 1987 for the purpose of acquiring the Bank and such other banks and bank-related activities as are permitted by law and desirable. The Company provides banking and financial advisory services located in south central Pennsylvania, principally in Berks, Cumberland, Dauphin, Franklin, Lancaster, Perry and York Counties, Pennsylvania, and in Anne Arundel, Baltimore, Howard and Washington Counties, Maryland, as well as Baltimore City, Maryland. The Company’s lending area also includes adjacent counties in Pennsylvania, Maryland, Delaware, Virginia, and West Virginia, as well as the District of Columbia.
CORPORATE SOCIAL RESPONSIBILITY AND ESG
We understand the importance of corporate social responsibility and environmental, social and governance (“ESG”) matters to our shareholders and are working diligently to have a positive social impact and contribute to environmental sustainability inside and outside of our communities.
The Board of Directors plays an important role in assessing our corporate social responsibility and ESG efforts and understanding the various risks and potential impact that these issues may have on our businesses. The Board of Directors monitors our corporate social responsibility and ESG practices directly and through its various standing committees. The Board and its committees receive periodic updates on the status of our corporate social responsibility and ESG initiatives, and review and manage the risks associated with these areas.
Highlights of our corporate social responsibility and ESG initiatives in 2025, as well as the impact these efforts have had, are discussed below.
Community Engagement and Impact. At Orrstown Bank, our dedication to our clients, employees and the communities we serve is deeply embedded in our ethos. For over 105 years, addressing social issues has been a fundamental part of our mission. As clearly articulated in our mission statement, we create value for our shareholders by providing outstanding client experiences through community engagement and local decisions from people you know and trust.
Our community-focused initiatives include supporting first-time homebuyer programs, participating in Baltimore’s Healthy Neighborhoods program, and taking proactive, boots-on-the-ground approaches to disaster relief. We also purchase residential mortgage loans from Neighborhood Housing Services of Baltimore (NHS), a non-profit community development financial institution which partners with Baltimore communities to increase homeownership, improve the quality of life in neighborhoods, and strengthen the local real estate market. In addition, we offer the BankOn certified checking account to increase access to the unbanked and underbanked through a no fee account offering. In 2025, our employees contributed thousands of hours of volunteer service, demonstrating our encouragement of active community involvement.
Since the Bank was established in 1919, we have been committed to supporting our communities. In 2006, we created the Orrstown Bank Foundation (the "Foundation") to continue this legacy. The Foundation aims to enhance the quality of life within our market area by providing financial assistance to a wide variety of charitable organizations addressing humanitarian and civic needs. In 2025, the Foundation donated $96,500 to various charitable organizations. The Foundation also places an emphasis on developing future leaders through an active scholarship program that promotes higher education by offering scholarships to high school students within the communities that we serve who wish to further their education. The Foundation awarded approximately $23,500 in scholarship money to such students in 2025.
In addition to these efforts, the Bank made over $1.3 million in contributions or sponsorship commitments to local organizations in 2025, including $1.1 million to qualifying entities through the Commonwealth’s Educational Improvement Tax Credit program.
Environmental. Environmental issues and concerns have risen in prominence with investors in recent years. While, as a financial services provider, the Company does not engage in activities resulting in the risk of significant environmental degradation, as a community bank, we are conscious that we have an obligation to serve as a good steward for the environment. We continue to engage in alternative energy (solar) lending, employ recycling programs at substantially all facilities, and have no direct exposure to fracking or the fossil fuel extraction industry.
The Company often receives inquiries regarding its policies on various social and environmental issues. The following table answers many of the questions asked, whether or not they are relevant to the banking industry.

Environmental, Social, and Governance Matters Q&A

Inquiries	Yes/No/NA	Explanation
Does the Company have an enterprise level environmental policy?	No
Although the Company lacks an enterprise-wide environmental policy, as a financial services provider, the Company does not engage in activities resulting in the risk of significant environmental degradation.

Does the Company disclose a Code of Vendor Conduct?	No	The Company’s policies regarding vendor contracts provide that contracts may be terminated if a vendor does not comply with federal, state, and local laws and regulations.
Does the Company make investments in low carbon opportunities?	Yes
As of December 31, 2025, the Company had approximately 13 solar-related investments totaling $1.2 million and had approximately $85.9 million of solar-related loans outstanding. During 2022, the Company purchased one issuer green designation bond in the aggregate principal amount of $7.3 million. The bond proceeds are being used for public improvements in a densely populated Midwestern city. In 2021, the Company purchased four issuer green designation bonds of which we continue to own an aggregate principal amount of $7.9 million. One such bond is being utilized to finance certain capital improvements to, and conservation programs for, a major West Coast city’s municipal light and power plant system. Two such bonds are being utilized to expand the recycled water system as well as make other infrastructure improvements for a southern California municipality. The fourth bond is being utilized by a major Midwestern state university to construct and improve the campus.

Does the Company have policy surrounding carbon emissions?	No	At present, Orrstown does not have a policy regarding greenhouse emission or carbon footprint goals. The Company lacks measurement systems to fully assess carbon emissions.
Does the Company disclose a clear framework for evaluating projects in critical habitats or other areas with recognized high biodiversity value?	NA
Orrstown Bank has not undertaken any projects in critical habitats or other areas with recognized high biodiversity value. That said, all loans made to clients require compliance with federal, state, and local environment laws and regulations including, but not limited to, environmental impact statements as required by various authorities.

Does the Company have a hazardous waste policy/procedure?	No
Though the Company does not have a written policy or procedure regarding hazardous waste, the Company is not a significant producer of hazardous waste. Additionally, the Company’s HVAC systems that do rely on hazardous materials are maintained by third-party vendors bound by federal, state, and local laws and regulations regarding material handling.

Does the Company have a non-hazardous waste policy/procedure?	Yes	Substantially all facilities are equipped with systems for recycling appropriate materials and are required to use such systems.
Does the Company have a water use policy?	Yes	The Company does not use water on an industrial or agricultural scale. All wastewater is disposed of in accordance with local wastewater standards as governed by federal and state regulations.
If the Company suffered a major controversy linked to human rights or corruption, has it failed to provide an adequate response?	NA	The Company has not experienced any controversy (major or otherwise) linked to human rights.
Does the Company have an enterprise level human rights policy?	No	As a matter of policy, the Company abides by all federal, state, and local laws including U.S. Code, Title 22, Chapter 78. Employees are encouraged to report any misconduct via an anonymous whistleblower hotline.
Does the Company disclose a formal grievance reporting process for concerns related to human rights?	Yes	The formal grievance process is detailed in the employee handbook and Human Resources periodically advises the employees of their rights.
Does the Company supplier policy prohibit the use of child and / or forced labor?	Yes	The Company’s vendor engagement policy mandates that all vendors be in compliance with all federal, state, and local laws.
Has the Company suffered a controversy related to labor standards or a “living wage?”	No	The Company has not experienced any labor-related controversies. The Company’s pay structure is on par with peers in our marketplace and reviewed periodically to remain competitive.

Inquiries	Yes/No/NA	Explanation
What is the scope of the Company's disclosed training or professional development programs for employees?	Yes	We encourage and support the growth and development of our employees. Continuous learning and career development is advanced through ongoing performance and development conversations with employees, internally created training programs, including development and advancement training offered through Orrstown University, customized corporate training engagements and educational reimbursement and certification programs. Training opportunities are available both online and in-person, and all employees have online access to courses for professional development provided by a third party. We also have established a Management Associate Program which provides a structured learning experience that focuses on the commercial line of business and credit administration, and then progresses into rotations within other lines of business.
Does the Company monitor employee satisfaction and engagement?	Yes	The Company periodically conducts employee surveys.
Does the Company publicly disclose a diversity strategy or similar commitment to ensure workforce equality beyond gender at the board, senior management, or workforce levels?	Yes
The Company is an Equal Opportunity Employer dedicated to a policy of nondiscrimination in all areas of employment without regard to race, color, creed, religion, sex (including gender identity and sexual orientation), national origin, age, marital status, or the presence of a non-job-related medical condition or disability.

Does the Company disclose a labor rights or other formal policy that encompasses freedom of association and the right to collective bargaining?	Yes	All employment law data, including rights, is included in legal postings at each location.
Does the Company disclose a policy that specifically addresses occupational health and safety?	Yes	The Company complies with all U.S. Occupational Safety and Health Administration policies, as well as any applicable state and local regulations. All OSHA disclosures are placed in each location in a manner that is easily accessible to all employees, including general safety guidelines and reporting requirements.
Does the Company’s occupational health and safety policy extend to vendors?	Yes	The Company’s vendor engagement policy mandates that all vendors be in compliance with all federal, state, and local laws.
Does the Company have a publicly disclosed Business Ethics Policy or Code of Conduct?	Yes	The Company has adopted a Code of Conduct, a copy of which is available on its investor relations page.
What is the highest level of executive oversight for the Company's anti-bribery or anti-corruption program?	Yes	The Company’s anti-bribery and anti-corruption program are described within its Code of Conduct, which is overseen by the Board of Directors.
Does the Company's anti-bribery or anti-corruption policy specifically prohibit personnel from receiving and giving gifts, bribes, or facilitation payments?	Yes	The Company’s Code of Conduct addresses permissible and impermissible gifts and entertainment expenditures and prohibits “facilitation” payments.
Does the Company provide anti-corruption training to all employees, including management?	Yes	Every employee is required to complete training related to, and to acknowledges familiarity and compliance with, the Company's Code of Conduct.
Does the Company maintain internal monitoring, whistleblower, or reporting systems, which include metrics related to the number of inquiries, complaints, or issues received by the legal or compliance office?	Yes	A report, which includes metrics related to the number of inquiries, is provided annually to the Audit Committee of the Board of Directors. A follow-up report on each complaint received is also provided as needed.

Inquiries	Yes/No/NA	Explanation
Does the Company use corporate funds for the purposes of political advocacy, including lobbying, campaign contributions, and contributions to tax-exempt groups including trade associations?	Yes	The Company maintains membership in the Pennsylvania Bankers Association and American Bankers Association, which advocate for the banking industry in general. Specific issues for which these associations advocate may or may not be beneficial to the Company; however, the Company views the industry-wide lobbying efforts to be favorable. The Company itself does not provide campaign contributions.
Does the Company operate an anti-money laundering program, including customer due diligence (Know Your Customer)?	Yes	The Company has a well-documented and regulated program covering the Bank Secrecy Act, Anti-Money Laundering, and Know Your Customer. The programs are periodically reviewed in detail by bank regulators. The Company does not disclose details of the program as a matter of prudence to avoid providing nefarious agents too much information.
What is the Company’s approach to identifying and addressing data security risks?	Yes	The Company has a Chief Information Security Officer ("CISO") who reports to the Chief Risk Officer. The CISO is responsible for implementing a multi-layer approach to data threats the Company receives, focused on detection and prevention including firewalls, intrusion prevention, and anti-malware technologies. Additionally, to limit the risk from the Company’s own employees the Company uses the principal of least privilege, meaning users only receive access to systems and information needed to complete their role within the Company. In addition, the Company is a regulated depository institution. As such, all data security measures are examined by appropriate bank regulators.
Does the Company disclose information on data security breaches?	Yes
The Company discloses data security breaches to clients and regulators in compliance with all bank regulations and state laws. The Company has disclosed data breaches in public filings with the Securities and Exchange Commission as required, most recently in 2018.

Ethics
Since our founding in 1919, we have grown to employ over 600 employees, operating 38 full-service banking offices, seven limited purpose branch offices, two limited purpose banking offices and nine standalone ATMs in Cumberland, Dauphin, Franklin, Lancaster, Perry and York counties in Pennsylvania, Washington County, Maryland and the Baltimore metropolitan area. Over our 106-year history we have seen numerous exciting changes, both in our Company and in the banking industry as a whole. However, despite these changes, our focus and values have remained the same; they guide us as we conduct our daily business. Our Code of Business Conduct and Ethics and Code of Ethics for Senior Financial Officers have been developed to provide guidance to all of our employees and directors on these values, proper behavior within the Company, and to aid in the maintenance of a responsible and ethical work environment. Our Code of Ethics is a critical element of our culture of compliance and ethics. All of our decisions must be driven by the following core values:
•We are accountable to our clients and each other.
•We strive to communicate timely and clearly with openness and respect.
•We are actively engaged in our communities.
•We constantly strive to innovate and are committed to continuous improvement.
•We act with integrity to earn the trust of our clients and the communities we serve.
Maintaining high standards of honesty, integrity, impartiality and personal conduct is essential to assure the performance of our business and the preservation of the public’s confidence and trust.

Risk Oversight
The Board of Directors considers a rigorous risk management program to be a critical component of the Company’s operations. The Company has adopted a comprehensive risk management policy which establishes a framework for the development and maintenance of an enterprise-wide risk management program. The enterprise risk management policy applies to all activities and functions within the organization and its business lines and is designed to ensure an integrated, consistent approach to risk management in the alignment of risks against expected returns. The enterprise risk management program is designed to ensure that all elements of the risk management process are in place and operating effectively across all risk categories, and that the management of all risks is well integrated into the operations and culture of the organization.
Our Board-level Enterprise Risk Management Committee oversees risk reporting to the Board of Directors and plays an important role in our risk management program. Our risk management program is overseen by our Chief Risk Officer, who is responsible for effectuating effective risk management oversight, identification, measurement, monitoring and reporting across the entire organization. The Chief Risk Officer chairs our management-level Enterprise Risk Management Committee, which provides integrated oversight of the many risks affecting our organization, including strategic, reputational, financial, credit, market and interest rate, liquidity, operational, compliance, technological, climate and other external risks. The Chief Risk Officer has direct access to the Board-level Enterprise Risk Management Committee and full Board of Directors to communicate any current or emerging risks, as well as the performance of risk management activities throughout the organization.
The Board of Directors, Board-level Enterprise Risk Management Committee, management-level Enterprise Risk Management Committee and executive management team all devote significant time and attention to managing the risks with the highest potential to affect our clients and reputation. We are committed to protecting client information and complying with applicable privacy and data security law and regulations. Under the ultimate direction of our Chief Executive Officer and executive management team, our Information Security Core Committee has primary responsibility for overseeing our management of cybersecurity risks. This committee is chaired by our CISO, who reports directly to our Chief Risk Officer. Other members of the committee include representatives from Information Technology, Operations, Privacy, Compliance, BSA, Audit, Business Continuity, Vendor Management, Human Resources, Physical Security, Unified Fraud, Retail, Wealth Management, Lending, and Enterprise Risk Management. In addition to frequent electronic communication, the committee meets monthly and as circumstances warrant to discuss and monitor prevention, detection, mitigation and remediation of risks from cybersecurity threats. When appropriate, meetings will also include our Chief Risk Officer, Chief Financial Officer, General Counsel and members of our disclosure committee. On a regular basis, the CISO also updates the executive management team on developments within the cybersecurity sphere.
The Board of Directors has delegated oversight of the Company’s cybersecurity program to the Enterprise Risk Management Committee of the Board of Directors. The Enterprise Risk Management Committee is responsible for reviewing reports on data management and security initiatives and significant existing and emerging cybersecurity risks, including cybersecurity incidents, the impact on the Company and its shareholders of any significant cybersecurity incident and any disclosure obligations arising from any such incidents. Our CISO meets quarterly with the Enterprise Risk Management Committee of the Board of Directors to discuss management’s ongoing cybersecurity risk management programs. He provides information about the sources and nature of risks the Company faces, how management assesses such risks – including in terms of likelihood and severity of impact, progress on vulnerability remediation and current developments in the cybersecurity landscape. This presentation is shared with the full Board of Directors to enable discussion of cybersecurity risk management at the full Board level.
We have implemented policies, procedures, and internal controls that are designed to comply with anti-money laundering requirements. These policies, procedures and internal controls focus on compliance with the Bank Secrecy Act and the USA PATRIOT Act, which contain anti-money laundering and financial transparency provisions intended to detect and prevent the use of the U.S. financial system for money laundering and terrorist financing activities. We provide our employees with anti-money laundering training, have a designated Bank Secrecy Act compliance officer, and undergo an annual, independent audit to assess the effectiveness of our anti-money laundering program.
We also comply with the numerous laws and regulations designed to protect consumers, including the Community Reinvestment Act (“CRA”) and fair lending laws. The CRA is intended to encourage banks to help meet the credit needs of their service areas, including low- and moderate-income neighborhoods, consistent with safe and sound business practices. The Bank received a CRA rating of “Satisfactory” in its most recent examination.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, we may make other written and oral communications, from time to time, that contain such statements. Such forward-looking statements reflect the current views of the Company's management with respect to, among other things, future events and the Company's financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “project,” “forecast,” “goal,” “target,” “would” and “outlook,” or the negative variations of those words or other comparable words of a future or forward-looking nature. Forward-looking statements are statements that include projections, predictions, expectations, estimates or beliefs about events or results or otherwise are not statements of historical facts, many of which, by their nature, are inherently uncertain and beyond the Company's control, and include, but are not limited to, statements related to new business development, new loan opportunities, growth in the balance sheet and fee-based revenue lines of business, merger and acquisition activity, cost savings initiatives, reducing risk assets, and mitigating losses in the future. Accordingly, the Company cautions you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements and there can be no assurances that the Company will achieve the desired level of new business development and new loans, growth in the balance sheet and fee-based revenue lines of business, and cost savings initiatives and continued reductions in risk assets or mitigation of losses in the future. Factors which could cause the actual results to differ from those expressed or implied by the forward-looking statements include, but are not limited to, the following: interest rate changes or volatility; general economic conditions (including inflation and concerns about liquidity) on a national basis or in the local markets in which the Company operates; ineffectiveness of the Company’s strategic growth plan due to changes in current or future market conditions; the effects of competition and how it may impact our community banking model, including industry consolidation and development of competing financial products and services; changes in consumer behavior due to changing political, business and economic conditions, or legislative or regulatory initiatives; changes in, and evolving interpretations of, existing and future laws and regulations; changes in credit quality; inability to raise capital, if necessary, under favorable conditions; volatility in the securities markets; the demand for our products and services; deteriorating economic conditions; geopolitical tensions; operational risks including, but not limited to, cybersecurity incidents, fraud, natural disasters and future pandemics; expenses associated with litigation and legal proceedings; and other risks and uncertainties, including those set forth under the heading "Risk Factors" in the Company's 2025 Annual Report on Form 10-K and subsequent filings.
The foregoing list of factors is not exhaustive. If one or more events related to these or other risks or uncertainties materialize, or if the Company's underlying assumptions prove to be incorrect, actual results may differ materially from what the Company anticipates. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and the Company does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. New risks and uncertainties arise from time to time, and it is not possible for the Company to predict those events or how they may affect it. In addition, the Company cannot assess the impact of each factor on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements, expressed or implied, included in this proxy statement are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that the Company or persons acting on the Company's behalf may issue.

ORRSTOWN FINANCIAL SERVICES, INC.
4750 Lindle Road
Harrisburg, Pennsylvania 17111

PROXY STATEMENT

General Information About the Annual Meeting
This proxy statement contains information about the Annual Meeting of Shareholders (the “Annual Meeting”) of Orrstown Financial Services, Inc. (the “Company”), the holding company for Orrstown Bank (the "Bank"), to be held virtually on Tuesday, May 5, 2026, beginning at 9:00 a.m. local time. This proxy statement was prepared at the direction of the Company’s Board of Directors to solicit your proxy for use at the Annual Meeting. This proxy statement and the enclosed form of proxy were mailed to shareholders on or about March 27, 2026.
Why are you holding a virtual Annual Meeting?
We began holding our Annual Meeting of Shareholders virtually in 2020 due to the continuing impacts of COVID-19 and out of concern for the health and safety of our shareholders and employees. While the impact of the pandemic has receded, we have decided to hold the Annual Meeting virtually going forward because the Board of Directors believes that the virtual format allows a greater number of shareholders to participate. As more fully described below, shareholders will have the opportunity to engage management by submitting questions at the Annual Meeting.
Who is entitled to vote?
Shareholders owning shares of the Company’s common stock, no par value per share (the “Company Common Stock”), as of the close of business on March 6, 2026, the record date, are entitled to vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting. If you are a holder of Company Common Stock as of the record date, you may vote the shares that you held on the record date even if you sell such shares after the record date. Each outstanding share of Company Common Stock as of the record date entitles its holder to cast one vote for each matter to be voted upon and, with respect to the election of directors, one vote for each director to be elected. Shareholders do not have the right to cumulative voting for the election of directors.
On what am I voting?
At the Annual Meeting, you will be asked to vote on proposals to:
•elect four Class A director nominees to serve on our Board of Directors for a three-year term expiring in 2029;
•approve a non-binding advisory vote regarding the compensation paid to our Named Executive Officers as disclosed in this proxy statement (“Say-On-Pay”); and
•ratify the Audit Committee’s selection of Crowe LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026.
The Board of Directors is not aware of any other matters to be presented for action at the Annual Meeting. If any other matter requiring a vote of the shareholders is presented at the Annual Meeting, the proxy holders will vote in accordance with the direction provided by the Board of Directors.
How does the Board of Directors recommend I vote?
The Board of Directors recommends that shareholders vote:
•“FOR” the election of each of the director nominees named in this proxy statement;
•"FOR" approval of the non-binding advisory vote regarding the compensation paid to our Named Executive Officers as disclosed in this proxy statement; and
•“FOR” ratification of the Audit Committee’s selection of Crowe LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026.

How do I vote?
Voting by proxy for shares registered in your own name. If your shares are registered directly in your name with our transfer agent, this proxy statement and a proxy card were mailed directly to you. In that case, you may instruct the proxy holders named in the proxy card how to vote your shares of Company Common Stock in one of the following ways:
•By telephone: by calling the toll-free number indicated on the accompanying proxy card and following the recorded instructions;
•Through the Internet: by visiting the website indicated on the accompanying proxy card and following the instructions; or
•By mail: by completing and returning the accompanying proxy card in the enclosed postage-paid envelope. The envelope requires no additional postage if mailed in the United States.
You will need your 16-digit control number included on your proxy card in order to vote by telephone or through the Internet.
Voting by proxy for shares registered in street name. If your shares are held in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares of Company Common Stock voted.
Please vote each proxy that you receive - none are duplicates. Even if you plan to participate in the Annual Meeting, we recommend that you submit a proxy to vote your shares in advance so that your vote will be counted if you later are unable to participate in the Annual Meeting.
Can I change my vote after I submit my proxy?
You may revoke your proxy at any time before it is exercised. To do so, you must give written notice of revocation to the Secretary, Orrstown Financial Services, Inc., 4750 Lindle Road, Harrisburg, Pennsylvania 17111, submit another properly signed proxy with a more recent date, or vote online at the Annual Meeting after giving notice to the Secretary. Please note that simply participating in the Annual Meeting in person without voting will not revoke your proxy.
You may revoke a proxy for shares held by a bank, broker, or other nominee by submitting new voting instructions to the bank, broker, or other nominee or, if you have obtained a legal proxy from the bank, broker, or other nominee giving you the right to vote the shares at the Annual Meeting, by following the voting instructions provided in the legal proxy.
What constitutes a quorum?
The holders of a majority of the shares of Company Common Stock outstanding and entitled to vote on any matter shall constitute a quorum for the Annual Meeting. There must be a quorum for the Annual Meeting to be held. There were 19,619,798 shares of Company Common Stock outstanding and entitled to vote at the Annual Meeting on the record date. Therefore, a quorum will be present if 9,809,900 shares of Company Common Stock are present in person or represented by proxies timely received by us at the Annual Meeting. Shares present virtually during the Annual Meeting will be considered shares of Company Common Stock represented in person at the meeting.
How are abstentions and broker non-votes counted?
Under Pennsylvania law, abstentions are counted for purposes of determining the presence or absence of a quorum, but are not considered a vote cast. A "broker non-vote" occurs when a broker, bank or other nominee holding shares on your behalf does not receive voting instructions from you. If that happens, the broker, bank or other nominee may vote those shares only on matters deemed “routine” under the New York Stock Exchange ("NYSE") rules, such as the ratification of the appointment of the Company’s independent registered public accounting firm. On non-routine matters, such as the election of directors and Say-On-Pay, the broker, bank or other nominee cannot vote those shares unless they receive voting instructions from the beneficial owner. A “broker non-vote” occurs when a broker has not received voting instructions and either declines to exercise its discretionary authority to vote on routine matters or is barred from doing so because the matter is non-routine. Under Pennsylvania law, broker non-votes are counted to determine if a quorum is present, but are not considered a vote cast. As a result, abstentions and broker non-votes are not included in the tabulation of the voting results on issues requiring approval of a majority of the votes cast and, therefore, do not have the effect of votes in opposition in such tabulation.
What vote is required to elect directors?
Directors are elected by a plurality of votes. This means that the four director nominees receiving the highest number of affirmative votes will be elected as directors. You may vote for all of the director nominees, withhold authority to vote your shares for all director nominees, or withhold your authority to vote your shares with respect to any to any one or more of the director nominees. Votes withheld and broker non-votes will have no effect on the election of directors.

What vote is required to approve the other proposals?
A majority of the votes cast by shareholders present in person or by proxy at the Annual Meeting, assuming a quorum is present, is required to approve each of the other proposals. Abstentions and broker non-votes, if any, are not treated as votes cast and, therefore, will have no effect on whether or not a proposal is approved.
How is my vote counted?
If you authorize your proxy to vote your shares online or by telephone, or if you received a proxy card by mail and you properly marked, signed, dated, and returned it, the shares that the proxy represents will be voted in the manner specified on the proxy. If you sign your proxy card, but do not mark your choices, the proxy holders will vote your shares represented by such proxy:
•“FOR” the election of each of the director nominees named in this proxy statement;
•“FOR” approval of the non-binding advisory vote regarding the compensation paid to our Named Executive Officers as disclosed in this proxy statement; and
•“FOR” ratification of the Audit Committee’s selection of Crowe LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026.
The Board of Directors is not aware of any other matters to be presented for action at the Annual Meeting. If any other matter requiring a vote of the shareholders is presented at the Annual Meeting, the proxy holders will vote in accordance with the direction provided by the Board of Directors.
Who will count the vote?
The Judge of Election appointed by the Board of Directors will count the votes cast in person or by proxy.
What is the deadline for shareholder proposals for next year’s Annual Meeting?
Shareholders may submit proposals on matters appropriate for shareholder action at future annual meetings by following the rules of the Securities and Exchange Commission (the “SEC”) and the Company’s bylaws. Proposals intended for inclusion in next year’s proxy statement must be received by the Company not later than November 27, 2026. In addition, in order to be considered for possible action by the shareholders at the 2027 Annual Meeting of Shareholders, proposals, including shareholder nominations for director, must be submitted to the Secretary of the Company not later than November 27, 2026. All proposals should be addressed to the Secretary of the Company.
To comply with the SEC’s universal proxy rules, shareholders who intend to solicit proxies in support of director nominations other than the Company’s nominees must provide notice that sets forth the information in Rule 14a-19 under the Exchange Act no later than March 6, 2027.
How are proxies being solicited?
This solicitation of proxies is made by and on behalf of the Board of Directors. We will pay the cost of the solicitation of proxies. In addition to solicitation by mail, the officers, directors and employees of the Company may, without additional compensation, solicit proxies by telephone or personal interview. The Company will bear the costs of preparing, printing and mailing these proxy materials. Brokers and other custodians, nominees and fiduciaries will be requested to forward soliciting material to the beneficial owners of Company Common Stock held by such persons and will be reimbursed by the Company for their expenses.
Virtual Meeting Information
How do I participate in the meeting?
To participate in the virtual Annual Meeting, visit www.virtualshareholdermeeting.com/ORRF2026 and enter the 16-digit control number included on your proxy card that accompanied your proxy materials. You may log into the meeting platform beginning at 8:45 a.m., Eastern Time, on May 5, 2026. The live webcast will begin promptly at 9:00 a.m., Eastern Time. We encourage shareholders to access the virtual Annual Meeting website prior to the start of the meeting and to allow sufficient time to complete the online registration process.

Will I have an opportunity to submit a question?
Yes, shareholders will have the opportunity to submit questions if they choose. If you wish to submit a question, you may do so in two ways. If you want to ask a question before the meeting, you may log into www.virtualshareholdermeeting.com/ORRF2026 and enter your 16-digit control number. Once you are logged in, you should follow the prompts to submit a question. Alternatively, if you want to submit your question during the meeting, log into the virtual Annual Meeting platform at www.virtualshareholdermeeting.com/ORRF2026, click the Q&A button to open the question panel, type your question into the field titled “Submit a Question” and click "Submit.” Questions and answers will be grouped by topic and substantially similar questions will be grouped and answered together.
Questions pertinent to meeting matters will be answered during the meeting, subject to time constraints. Shareholders should refer to the Rules of Procedure for the meeting that will be posted on the virtual Annual Meeting website for guidelines regarding the submission of questions, including certain topics and subject matter that we will consider inappropriate for purposes of the meeting. Any questions pertinent to meeting matters that cannot be answered during the meeting due to time constraints will be posted online and answered at www.orrstown.com. The questions and answers will be available as soon as practical after the meeting and will remain available for one week after posting.
Can I participate in the meeting or submit a question if I hold my shares in street name?
Yes. If you hold your position through a bank, broker or other nominee and would like to participate in the virtual Annual Meeting, vote or ask a question, please visit www.virtualshareholdermeeting.com/ORRF2026 and enter the 16-digit control number included on your proxy card that accompanied your proxy materials. You may log into the meeting platform beginning at 8:45 a.m., Eastern Time, on May 5, 2026. The live webcast will begin promptly at 9:00 a.m., Eastern Time. We encourage shareholders to access the virtual Annual Meeting website prior to the start of the meeting and to allow sufficient time to complete the online registration process.
What if I have lost or misplaced my 16-digit control number?
If you no longer have your control number or were not a shareholder on March 6, 2026, you may still enter the meeting as a guest in listen-only mode. To access the meeting as a guest, visit www.virtualshareholdermeeting.com/ORRF2026 and enter the requested information on the welcome screen. However, if you attend the meeting as a guest, you will not have the ability to vote or submit questions.
What if I experience technical difficulties accessing the meeting?
If you encounter any technical difficulties with the virtual Annual Meeting platform, please use the telephone numbers listed on the meeting website prior to the start of the meeting and technicians will be available to assist you.
What will happen if we experience technical problems during the meeting webcast?
In the event of technical difficulties or interruptions with the Annual Meeting, we expect that an announcement will be made on the meeting website, www.virtualshareholdermeeting.com/ORRF2026. If necessary, the announcement will provide updated information regarding the date, time and location of the Annual Meeting. Any updated information regarding the Annual Meeting will also be posted to the investor relations page on our website, www.orrstown.com.
Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on May 5, 2026
The Notice of Annual Meeting, this proxy statement, the form of proxy and the Company’s Annual Report on Form 10-K are available at:
www.proxyvote.com

Share Ownership of Certain Beneficial Owners
The Company does not know of any person or group who beneficially owned more than 5% of Company Common Stock on March 6, 2026, except as shown in the following table:

Name and address of Beneficial Owner	Common Stock Beneficially Owned	Percent of Class
BlackRock, Inc. (1) 55 East 52nd Street New York, NY 10055	791,695	4.0%
The Vanguard Group (2) 100 Vanguard Blvd. Malvern, PA 19355	542,423	2.8%

 (1) Based on information set forth in a Schedule 13G, as amended, filed with the SEC on January 26, 2024 by BlackRock, Inc. Such filing was made prior to the consummation of the merger with Codorus Valley Bancorp. The beneficial owner has not filed any subsequent reports or amendments with respect to its beneficial ownership of Company Common Stock following consummation of the merger and, accordingly, the share ownership reported in such filing and in the table above may not be current.

 (2) Based on information set forth in a Schedule 13G filed with the SEC on February 13, 2024 by The Vanguard Group. Such filing was made prior to the consummation of the merger with Codorus Valley Bancorp. The beneficial owner has not filed any subsequent reports or amendments with respect to its beneficial ownership of Company Common Stock following consummation of the merger and, accordingly, the share ownership reported in such filing and in the table above may not be current.

Share Ownership of Management
The following table shows the number of shares of Company Common Stock beneficially owned by each incumbent director, each nominee and each Named Executive Officer, and by all of the incumbent directors, nominees and executive officers of the Company as a group, as of March 6, 2026, based on information furnished by the persons named and the Company’s records. Except as otherwise indicated, sole voting power and sole investment power with respect to the shares shown in the table are held either by the individual alone or by the individual together with his or her spouse.

Name	Common Stock(1)	Exercisable Stock Options(2)
Barbara E. Brobst	13,500	—
Sarah M. Brown	13,366	—
Brian D. Brunner	53,029	—
Amy L. Doll	30,025	7,441
Scott V. Fainor	16,896	—
John W. Giambalvo	49,344	—
Christopher D. Holt	25,202	—
Cindy J. Joiner	26,438	—
Neelesh Kalani	28,561	—
Mark K. Keller	26,577	—
J. Rodney Messick	10,666	—
Adam L. Metz	29,975	—
Thomas R. Quinn, Jr.	100,461	—
Michael J. Rice	25,445	—
Eric A. Segal	28,841	—
Glenn W. Snoke	41,270	—
Joel R. Zullinger	56,371	—
Directors, nominees and executive officers as a group (30 persons including those named above)	841,707	7,441

(1)
On March 6, 2026, none of the individuals named in the above table may be deemed to beneficially own more than 1% of the outstanding shares of Company Common Stock. On that date, all of the incumbent directors and executive officers as a group beneficially owned approximately 849,148 shares or 4.3% of the outstanding shares of Company Common Stock. Fractional shares beneficially owned by such individuals have been rounded down to the number of whole shares beneficially owned.

(2)	The amounts shown reflect the number of shares of Company Common Stock that the indicated individuals and group have the right to acquire within 60 days of March 6, 2026.

PROPOSAL 1 – ELECTION OF DIRECTORS

Classification of the Company's Directors
The bylaws of the Company provide that the Board of Directors shall consist of not less than nine and not more than 15 members, with such directors being divided into three classes, as nearly equal in number as possible, with each class of directors serving a three-year term of office. At each annual meeting of shareholders, a class of approximately one-third of all of the Company’s directors is elected to hold office for a term expiring at the annual meeting held in the third year following the year of his or her election.
The Company currently has 13 directors, who are divided into three classes, Class A, Class B and Class C, with each class serving staggered three-year terms as follows:
•The Class A directors are Brian D. Brunner, Scott V. Fainor, Cindy J. Joiner and Eric A. Segal and their terms will expire at the Annual Meeting;
•The Class B directors are Barbara E. Brobst, Mark K. Keller, J. Rodney Messick, Thomas R. Quinn, Jr. and Michael J. Rice and their terms expire at the annual meeting of shareholders to be held in 2028; and
•The Class C directors are Sarah M. Brown, John W. Giambalvo, Glenn W. Snoke and Joel R. Zullinger and their terms will expire at the annual meeting of shareholders to be held in 2027.
Nominees for Election
At the Annual Meeting, the shareholders will be asked to elect four Class A director nominees to serve on our Board of Directors for a three-year term expiring in 2029. The Board of Directors has nominated the following persons for election as directors to Class A:

Brian D. Brunner
Scott V. Fainor
Cindy J. Joiner, CPA
Eric A. Segal

Ms. Joiner and Messrs. Brunner, Fainor, and Segal presently serve as directors of the Company and the Bank.
If one or more of the named nominees is unable or unwilling to serve as a director, the persons named in the proxy will vote for the election of such substitute nominee, if any, as will be named by the Board of Directors. The Company has no reason to believe that any of the named nominees will be unable or unwilling to serve as a director. Each named nominee has expressed a willingness to serve if elected.
Directors are elected by a plurality of votes. This means that the four director nominees receiving the highest number of affirmative votes will be elected as directors. You may vote for all of the director nominees, withhold authority to vote your shares for all director nominees, or withhold your authority to vote your shares with respect to any to any one or more of the director nominees. Votes withheld and broker non-votes will have no effect on the election of directors.
The Board of Directors recommends that you vote FOR the election of each of the director nominees named in this proxy statement.
Board Overview
The independence and skill set of the Board of Directors is crucial to the continued success of the Company. The Board of Directors evaluates needed skill sets through the use of a matrix which evaluates directors and prospective directors for specific expertise, such as accounting, risk management, technology, and market or regional knowledge, among others. More than half of the directors have led companies headquartered within the Company’s market areas and represent significantly different industry backgrounds. Aside from sitting on the Board of Directors of the Company, 54% of our directors have extensive careers in financial services. Twelve of the thirteen directors, or 92%, are “independent" under NASDAQ listing rules.
Independent Chairman
The Board of Directors believes that an independent Chairman serves an important corporate governance function by providing separate leadership for the independent directors. In addition to his formal duties as set forth in the Company’s various corporate governance documents, the Chairman meets with regulators, participates in shareholder engagement calls and attends meetings with management. Our independent Chairman also presides over meetings of independent directors in executive session at such times as deemed necessary or appropriate.
Nomination of Directors
In connection with the Annual Meeting, the Nominating and Governance Committee of the Board of Directors has reviewed the qualifications of, and made recommendations regarding, potential candidates to be nominated by the Board of Directors for election as directors. The nominees named above were recommended by the Nominating and Governance Committee, then submitted to, and approved by, the Board of Directors as the four nominees for election as directors to Class A.
The Nominating and Governance Committee is responsible for identifying, assessing and recommending the slate of candidates to be nominated for election to the Board of Directors. In addition to meeting the minimum criteria to serve as a director as outlined in the Company’s bylaws, the committee uses a variety of methods and considers a variety of factors for identifying and evaluating nominees for director and assesses the mix of skills and the performance of the Board of Directors as a whole on a regular basis. In the course of establishing the slate of nominees for director each year, the committee will consider whether any vacancies on the Board of Directors are expected due to retirement or otherwise, the skills represented by retiring and continuing directors, and additional skills highlighted during the Board self-assessment process that could improve the overall quality and ability of the Board to carry out its function. The committee also considers factors including each candidate’s integrity, independence, experience (including experience in finance and banking and diversity of experience in relation to other members of the Board of Directors), the strategic direction of the Company and the Bank, involvement in the communities served by the Bank and such other factors it deems to be in the best interest of the Company, the Bank and the Company’s shareholders, which factors may change from time to time.
The Nominating and Governance Committee will consider the incumbent directors whose terms are expiring at the forthcoming annual meeting, other candidates, if any, recommended to it by shareholders, other qualified individuals within the community, including the Bank’s regional advisory boards, and any candidates nominated by shareholders in accordance with the procedures set forth in the Company’s bylaws. The criteria for consideration of director candidates nominated by the Company’s shareholders, if nominated in a timely manner, is the same as for other director nominees.
Director Eligibility Requirements
The Company’s bylaws provide for certain director eligibility requirements for a nominee to be eligible to become a member of the Board. All directors must hold at least 5,000 shares of Company Common Stock. Directors will have one year from the date they join the Board to meet this requirement. In addition, no one may be nominated to serve as a director of the Company if such person: (a) is under indictment or has been convicted of a crime involving a breach of trust with a penalty of imprisonment for more than one year; (b) has been issued within the past 10 years a non-appealable cease and desist order by a federal or state bank regulatory agency related to conduct involving dishonesty or breach of trust; (c) has been found guilty in a final decision, either by any federal or state regulatory agency of: (i) committing a willful violation of any law governing banking, securities, commodities or insurance, or any final cease and desist order issued by a banking, securities, commodities or insurance regulatory agency, or (ii) breaching a fiduciary duty involving personal profit; or (d) has been nominated by someone who is ineligible to serve as a director of the Company under requirements (a)-(c) listed above.
No recommendations were received by the Nominating and Governance Committee in connection with this Annual Meeting from shareholders or others, nor, as of the date of this proxy statement, had any candidates been nominated by shareholders in accordance with the procedures set forth in the bylaws.
Any future nominations should be submitted in writing addressed to Orrstown Financial Services, Inc., 4750 Lindle Road, Harrisburg, Pennsylvania 17111, Attn: Nominating and Governance Committee.
Shareholder nominations must be made in accordance with the procedures set forth in the Company’s bylaws and must include a statement setting forth the background, education and business experience of the nominee.
A copy of the Nominating and Governance Committee Charter is posted in the investor relations section of the Company’s website at www.orrstown.com.

Biographical Summaries of Nominees and Directors
The Board of Directors believes that each of the nominees and directors possess such professional experience, recognized achievement in his or her respective field, involvement in the communities served by the Bank, ability to contribute to some aspect of the Company’s business and a willingness to make the commitment of time and effort required of a Company director. Information about the nominees for election as directors at the Annual Meeting and information about the continuing directors demonstrating these characteristics is set forth below. There are no family relationships among any of our directors. Unless otherwise stated, each director has held his or her current occupation for the last five years.
Nominees for Director:
CLASS A DIRECTORS - TERM EXPIRES IN 2026
Brian D. Brunner - 69, was appointed to the Board of Directors of the Company and the Bank in 2024 concurrent with the closing of the Company's merger with Codorus Valley Bancorp. Mr. Brunner previously served on the Board of Codorus Valley Bancorp and its banking subsidiary, PeoplesBank, from 2016 through 2024. Prior to that, he served on the Board of Directors of Madison Bancorp, Inc., a Maryland-based financial institution. Until his retirement in 2022, Mr. Brunner served as Division President of Account and Item Processing Sales within the Global Sales Organization of Fiserv, Inc., a global fintech and payments company. He currently serves as a director of Movemint, a digital marketing and embedded finance platform that enables financial institutions to drive loans, deposits, and non-interest income growth through personalized, efficient data-driven experiences. He is a member of the Association for Financial Technology, a resource for networking and professional development in the financial technology industry. Mr. Brunner was also an organizer and founding director of Bay Net Community Bank, a de novo bank established in the Baltimore, Maryland region. Mr. Brunner was appointed as a director because his 30-plus years of experience in the financial services industry, extensive knowledge of the Maryland markets and expertise in financial services technology enable Mr. Brunner to provide unique expertise to the Board.
Scott V. Fainor - 64, was appointed to the Board of Directors of the Company and the Bank in 2024 concurrent with the Company's merger with Codorus Valley Bancorp. He previously served on the Board of Directors of Codorus Valley Bancorp and its banking subsidiary, PeoplesBank, from 2022 through 2024. Mr. Fainor is also currently a director of Everbank Financial Corporation and Everbank, N.A. where he is Chair of the Nominating and Governance Committee and member of the Risk and Audit Committees. From April 2016 through February 2019, Mr. Fainor served as Group Executive at BB&T Bank (now Truist Bank, as a result of the merger with Truist Bank) where he was responsible for all banking activities and financial results across a ten-state region. From February 2008 through April 2016, Mr. Fainor was President, CEO and a member of the Board of Directors of National Penn Bancshares, Inc., headquartered in Allentown, Pennsylvania, and from January 2002 to February 2008, Mr. Fainor was President and CEO of KNBT Bancorp Inc. and First Colonial Bancorp, Inc., both headquartered in Bethlehem, Pennsylvania. Mr. Fainor has also served on the Federal Advisory Council of the Board of Governors of the Federal Reserve System and various committees of The Federal Reserve Bank of Philadelphia. Mr. Fainor was appointed as a director because of his extensive experience in the banking industry, including as CEO leading several publicly traded regional bank holding companies, and his skills and personal attributes, make him ideally suited to serve as a director of the Corporation.
Cindy J. Joiner, CPA - 64, was appointed to the Boards of Directors of the Company and the Bank in 2016. Since 2007, she has served as the Chief Financial Officer of The Bowman Group, LLC, a privately held corporation located in Williamsport, Maryland specializing in transportation, logistics, hospitality and real estate development. The Board of Directors values Ms. Joiner’s accounting expertise and knowledge of multiple industries that align with the Bank’s lending businesses. In addition, the Board believes her familiarity and knowledge of the Maryland market adds significant value to the Company.
Eric A. Segal - 68, was appointed to the Boards of Directors of the Company and the Bank in 2013. Since 2012, Mr. Segal has been Managing Director, and head of the Banking and Financial Institutions Group at CFO Consulting Partners LLC in Princeton, New Jersey. In his role at CFO Consulting Partners, Mr. Segal periodically serves as the interim chief financial officer for public and private companies, including out-of-market financial institutions. The Board of Directors values Mr. Segal’s strong financial acumen and the knowledge and experience he has gained through his consulting experience in many banking organizations in the Mid-Atlantic and other regions.
Continuing Directors:
CLASS C DIRECTORS - TERM EXPIRES IN 2027
Sarah M. Brown - 44, was appointed to the Board of Directors of the Company and the Bank in 2024 concurrent with the Company's merger with Codorus Valley Bancorp. She previously served on the Board of Directors of Codorus Valley Bancorp and its banking subsidiary, PeoplesBank, from 2019 through 2024. Ms. Brown currently serves as President and Chief Executive Officer of Keller-Brown Insurance Services, a fifth generation, family-owned insurance agency located in York County, Pennsylvania, and Chair of the Insurance Agents and Brokers Services Group, Inc. Ms. Brown was appointed as a director because the attributes, skills and qualifications Ms. Brown has developed through her professional experiences as a business leader and insurance specialist, as well as the knowledge and experience she gained as a director of PeoplesBank, enable her to provide valued business expertise to the Board.
John W. Giambalvo - 56, was appointed to the Board of Directors of the Company and the Bank in 2024 concurrent with the Company's merger with Codorus Valley Bancorp. He previously served on the Board of Directors of Codorus Valley Bancorp and its banking subsidiary, PeoplesBank, from 2017 through 2024. Mr. Giambalvo is President and CEO of Jack Giambalvo Motor Co., Inc., an automotive dealership, and has over 25 years of experience in the auto industry. Mr. Giambalvo started his professional career as a law clerk for the Honorable John C. Uhler, and then became an Assistant District Attorney in York, Pennsylvania. Mr. Giambalvo previously served as a member of the Board of Directors of the Pennsylvania Automobile Dealers Association, which advocates on behalf of car and truck dealers in the Commonwealth of Pennsylvania. Mr. Giambalvo was appointed as a director because the attributes, skills and qualifications Mr. Giambalvo has developed through his professional experiences as a business leader and lawyer, as well as the knowledge and experience he gained as a director of PeoplesBank, enable him to provide valued business expertise to the Board.
Glenn W. Snoke - 77, has been a member of the Boards of Directors of the Company and the Bank since 1999. Mr. Snoke is retired. He previously served as the President and Chief Executive Officer of Snoke’s Excavating & Paving, Inc. The Board of Directors values Mr. Snoke’s knowledge, experience and perspective as an entrepreneur and owner of a small business involved in the construction industry and the insight it provides him into the financial services needs and business issues facing many of the Bank’s construction industry clients.
Joel R. Zullinger - 77, is Chairman of the Boards of Directors of the Company and the Bank. Mr. Zullinger has served as a director since 1981. He is an attorney, of counsel, with Zullinger-Davis-Trinh, P.C., with offices in Chambersburg and Shippensburg, Pennsylvania. The Board of Directors values the knowledge, experience and perspective Mr. Zullinger has obtained through his long tenure as a director of the Company and the Bank. The Board of Directors also values the leadership and communication skills manifested by Mr. Zullinger’s service as Chairman.
CLASS B DIRECTORS - TERM EXPIRES IN 2028
Barbara E. Brobst - 67, was appointed to the Board of Directors of the Company and the Bank in 2025. Now retired, Ms. Brobst served as the Executive Vice President, Chief Human Resources Officer of the Company and the Bank from 2015 to 2022. Prior to that, she served as Senior Vice President for Human Resources of the Bank from 2011 to 2015 and Senior Vice President and Senior Trust Officer of the Bank from 2000 to 2011. Ms. Brobst is an experienced banking executive with over 40 years of experience and significant expertise in Trust, Wealth, and Investment Services, Governance, Strategic Planning, and Human Resource Management. She has extensive ties to south-central Pennsylvania, having previously served on the Board of Directors of several non-profit, charitable and professional organizations. The Board of Directors values Ms. Brobst’s expertise in wealth management and human capital management and extensive knowledge of the Company's south-central Pennsylvania markets.
Mark K. Keller - 72, was appointed to the Company’s Board of Directors in 2009 and to the Bank’s Board of Directors in 2008. Mr. Keller served as a Representative to the Pennsylvania General Assembly, representing the 86th Legislative District, from 2004 to 2020. Mr. Keller is also the owner of Spring-Mar Farm and Mark Keller Auctioneer Real Estate, a real estate consulting business. The Board of Directors values Mr. Keller’s knowledge of the Bank’s market area obtained through his representation of that area in the General Assembly, and as a business owner operating in such market.
J. Rodney Messick - 54, is Vice-Chairman of the Boards of Directors of the Company and the Bank. He was appointed to the Board of Directors of the Company and the Bank in 2024 concurrent with the closing of the Company's merger with Codorus Valley Bancorp. Mr. Messick previously served as a director of Codorus Valley Bancorp and its banking subsidiary, PeoplesBank, from 2019 through 2024 and on the Board of Metro Bancorp, Inc., a Pennsylvania financial institution, from December 2012 through February 2016. Mr. Messick is Chief Executive Officer of Homesale Realty Service Group, Inc., which is headquartered in Lancaster, Pennsylvania, and services clients in the Baltimore, South Central Pennsylvania and Southeastern Pennsylvania areas. Mr. Messick is a 1994 graduate of the United States Naval Academy and served eight years as a naval flight officer. He is also a graduate of the University of Pennsylvania’s Wharton School and School of Engineering and Applied Science. Mr. Messick was appointed as a director because the attributes, skills and qualifications he has developed through his professional experiences as a business leader, as well as the knowledge and experience he gained as a bank director, enable Mr. Messick to provide valued business expertise to the Board.
Thomas R. Quinn, Jr. - 67, was appointed as President and Chief Executive Officer and a director of the Company and the Bank in 2009. The Pennsylvania Banking Code requires that a bank president be a member of the bank’s board of directors. The Board of Directors believes that it is important that the President, who also is the Chief Executive Officer, be a member of the Board of Directors of the Company and the Bank so that the President may interact on a peer-to-peer basis with his fellow directors. In addition, the Board of Directors believes that the knowledge, experience and perspective that Mr. Quinn possesses as a result of his prior service as a senior executive with Fifth Third Bancorp and Citigroup have been, and will continue to be, valuable to the Company as it continues to execute its strategic plan as a relationship-based community bank.

Michael J. Rice - 64, joined the Boards of Directors of the Company and the Bank in 2018 concurrent with the closing of the Company's acquisition of Mercersburg Financial Corporation ("Mercersburg"). He is the President of Mt. Parnell Fisheries, Co., a producer and international marketer of ornamental goldfish and koi carp. Prior to his appointment to the Boards of Directors of the Company and the Bank, he served more than 10 years on the boards of Mercersburg and its wholly-owned bank subsidiary. The Board of Directors values Mr. Rice's experience on a community banking board and his long tenure as an active participant in the business community in Franklin County.
Director Independence
The Board of Directors of the Company has adopted the definition of “independent director” as set forth in Rule 5605(a)(2) of the Nasdaq Stock Market and has determined that each director is independent under this rule, other than Mr. Quinn due to his position as President and Chief Executive Officer of the Company. In making this determination with respect to the remaining directors, the Board of Directors considered the employment and affiliations, including family and other relationships, of the directors, the loan and deposit relationships and other transactions with directors and their related interests, which the Company or the Bank enters into in the ordinary course of business, and all other facts and circumstances the Board of Directors deemed relevant in determining independence, including those described under “Transactions with Related Persons, Promoters and Certain Control Persons”.
Shareholder Communications with the Board of Directors
The Company has a formal process by which shareholders may send communications to the Board of Directors. Our policy is to recommend that all correspondence from shareholders be addressed to the Chief Executive Officer of the Company, who shares such correspondence with the Board of Directors. As a matter of practice, shareholder communications received by the Chief Executive Officer are included under the topic “Correspondence” with the Board of Directors’ meeting materials routinely furnished by management to directors in connection with meetings of the Board of Directors. In addition, shareholder communications determined by the Chief Executive Officer, at his discretion, to require immediate attention also are promptly furnished by him to the Chairman. When and as appropriate, the Company seeks to provide a timely response to shareholder communications it receives.
Board Self-Assessment
The Board of Directors annually conducts a self-assessment of the effectiveness of the full Board and its committees. The evaluation process is managed by the Nominating and Governance Committee. During the assessment process, each director completes a written questionnaire designed to secure constructive feedback from each director or interviews about the effectiveness of the full Board and each committee on which the director serves. Periodically, in lieu of using a questionnaire, the Nominating and Governance Committee conducts the annual Board self-assessment through interviews conducted by an independent third party. The Company utilized the interview process in 2025. Responses to the questionnaires or interviews are reviewed by the Nominating and Governance Committee and discussed with the full Board and each applicable committee in executive sessions. The Board of Directors uses this feedback to improve Board and committee practices and procedures.
Board Structure, Committees and Meeting Attendance
The Board of Directors of the Company is currently comprised of 13 members, each of whom also serves as a director of the Bank. During 2025, the Board of Directors of the Company met 14 times and the Board of Directors of the Bank met eight times. During 2025, all of the directors attended at least 75% of all meetings of the respective Boards and Committees on which they served. While the Board of Directors does not have a formal policy regarding director attendance at, or participation in, the Annual Meeting, all directors are encouraged to do so. All members of the Board of Directors attended the 2025 Annual Meeting of Shareholders.
With the exception of Mr. Quinn, all of the directors of the Company and the Bank are independent as defined in Rule 5605(a)(2) of the Nasdaq Stock Market. Leadership of the Boards of Directors of the Company and the Bank is entrusted to an independent Chairman. The Board of Directors believes that this independent leadership structure helps to provide an appropriate check and balance on the influence of the executive management team, generally, and the President and Chief Executive Officer, more specifically, particularly in consideration of the President and Chief Executive Officer’s membership on the Boards of Directors. In addition, the independent directors periodically, but not less than twice annually, meet in executive session without Mr. Quinn being present. The purpose of these executive sessions is to promote open and candid discussion among the independent directors.
Compensation Committee
The Compensation Committee discharges the responsibilities of the Board of Directors relating to the compensation paid to the Company’s Chief Executive Officer, other executive officers and the Board of Directors. The Compensation Committee Charter is posted in the investor relations section of the Company’s website at www.orrstown.com.
The Compensation Committee Charter provides that the Compensation Committee is to be comprised of three or more members, each of whom is to be “independent” as defined in NASDAQ Rule 5605(a)(2), an “outside director” within the meaning of Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), Section 162(m) and a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act. The members of the Compensation Committee are to be appointed by the Board of Directors upon the recommendation of the Nominating and Governance Committee.
The members of the Compensation Committee during 2025 were John W. Giambalvo (Chair), Scott V. Fainor, J. Rodney Messick, Michael J. Rice and Joel R. Zullinger, each of whom the Board of Directors has determined to be independent, an outside director and a non-employee director. Each of these members currently serves on the Compensation Committee.
The Compensation Committee Charter provides that the Compensation Committee is to meet at least two times each year and at such other times as it deems necessary to fulfill its responsibilities. The Compensation Committee met four times in 2025.
Nominating and Governance Committee
The Nominating and Governance Committee exercises general oversight with respect to the governance of the Board of Directors and the Company. The committee reviews the qualifications of, and recommends to the Board of Directors proposed nominees for, election to the Board, as well as resignations from the Board as covered in the Nominating and Governance Committee Charter. The committee also is responsible for evaluating and recommending to the Board corporate governance practices applicable to the Company and for leading the Board in its self-evaluation process. In addition to those duties, the Nominating and Governance Committee reviews the formal succession plan of the organization semi-annually to ensure executive development. The Nominating and Governance Committee Charter is posted in the investor relations section of the Company’s website at www.orrstown.com.
The Nominating and Governance Committee reviews its Charter annually and recommends proposed changes for Board approval. The members of the Nominating and Governance Committee during 2025 were Glenn W. Snoke (Chair), Brian D. Brunner, J. Rodney Messick, Michael J. Rice and Joel R. Zullinger. Each of these members currently serves on the Nominating and Governance Committee. Each Director serving on the Nominating and Governance Committee has been determined to be independent and a non-employee director. The Nominating and Governance Committee met five times in 2025.
Audit Committee
The Audit Committee provides oversight of the qualifications, independence and performance of the Company’s independent auditors and the performance of the Company’s internal audit function. The committee also oversees management’s implementation of the Company's system of controls, which are designed to safeguard the Company’s assets and income, assure the integrity of the Company’s financial statements, and maintain compliance with applicable law and regulations as well as the Company’s ethical standards, policies, plans and procedures. The Audit Committee Charter is posted in the investor relations section of the Company’s website at www.orrstown.com.
The Audit Committee Charter provides that the Audit Committee is to be comprised of not less than three members, each of whom is to be “independent” as defined in NASDAQ Stock Market Rule 5605(a)(2) and SEC Rule 10A-3(b)(1); has not participated in the preparation of the Company’s financial statements at any time during the past three years; and is able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement, statement of comprehensive income, and cash flow statement. In addition, at least one member of the Audit Committee is to have had current or past employment experience in finance or accounting, or other comparable experience or background, which results in the member’s financial sophistication as contemplated by NASDAQ Stock Market Rules. The Board of Directors has determined that Cindy J. Joiner, CPA, has the requisite financial sophistication required by the Audit Committee Charter to serve as the Audit Committee financial expert. Ms. Joiner has experience as a CPA and Chief Financial Officer for a multi-state logistics and real estate enterprise where all finance and accounting functions report directly to her. Ms. Joiner has had ultimate responsibility for overseeing and assessing the performance of the respective organizations in the preparation of their respective financial statements which, together with her tenure as a member of the Audit Committee, has provided her with an understanding of, and familiarity with, accounting principles generally accepted in the United States of America.
Members of the Audit Committee for 2025 were Cindy J. Joiner, CPA (Chair), Brian D. Brunner, John W. Giambalvo, Michael J. Rice and Eric A. Segal. Each of these members currently serves on the Audit Committee.
The Audit Committee Charter provides that the Audit Committee is to meet at least four times each year. The Audit Committee met seven times during 2025.
Enterprise Risk Management Committee
The Enterprise Risk Management Committee (ERM Committee) assists the Board of Directors in fulfilling its oversight responsibilities with regard to the company's risk appetite, risk management and compliance framework and supporting governance structure. In doing so, the ERM Committee monitors the direction and trend of all significant risks to the Company’s business operations and strategy; ensures that the risks assumed by the Company are consistent with the levels established by the Board of Directors; oversees the development, implementation and maintenance of the Company’s risk management strategy and policies and controls; and reviews significant risk exposures and the steps management has taken to identify, measure, monitor, control and report such exposures. Risks monitored by the ERM Committee include without limitation strategic, reputational, financial, credit, market, interest rate, pricing, liquidity, operational, cybersecurity and information technology, anti-money laundering, compliance and regulatory, and other external risks. Within each risk category the committee and management monitor a multitude of secondary risks.
Members of the ERM Committee for 2025 were Scott V. Fainor (Chair), Barbara E. Brobst, Sarah M. Brown, Brian D. Brunner, Cindy J. Joiner and Joel R. Zullinger. Each of these members currently serves on the ERM Committee. The ERM Committee met five times during 2025.
Asset Liability Management Committee
The Asset-Liability Management Committee (ALCO Committee) assesses the adequacy of, and monitors the implementation of, the Company's Asset / Liability Management Policy and related procedures. The ALCO Committee oversees the implementation of an effective process for managing the Bank’s interest rate, liquidity, and similar market risks relating to the Bank’s balance sheet and associated activities, including the adoption from time to time of policies, risk limits and capital levels.
Members of the ALCO Committee for 2025 were Eric A. Segal (Chair), Sarah M. Brown, Scott V. Fainor, Mark K. Keller and Glenn W. Snoke. Each of these members currently serves on the ALCO Committee. The ALCO Committee met six times during 2025.
Other Committees
The Bank has a standing Trust Committee.
Audit Committee Report
The Audit Committee has reviewed and discussed with management the Company’s audited financial statements for the year ended December 31, 2025. The Audit Committee also has discussed with Crowe LLP the matters required to be discussed by the Statement on Auditing Standards, No 61, as amended (AICPA Professional Standards, Vol. 1 Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; received from Crowe LLP the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Crowe LLP’s communications with the Audit Committee concerning independence; and has discussed with Crowe LLP that firm’s independence. In that regard, the Audit Committee has considered whether the provision by Crowe LLP of certain limited permissible non-audit services in addition to its audit services is compatible with maintaining that firm’s independence and has determined that they are independent. Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC.
Submitted by the Audit Committee:

Cindy J. Joiner, CPA, Chair
Brian D. Brunner
John W. Giambalvo
Michael J. Rice
Eric A. Segal
This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act, or the Exchange Act, and shall not otherwise be deemed filed under such Acts.
Compensation Committee Interlocks and Insider Participation
As noted previously, members of the Compensation Committee during 2025 were John W. Giambalvo, Scott V. Fainor, J. Rodney Messick, Michael J. Rice, and Joel R. Zullinger, each of whom the Board of Directors has determined to be independent, an outside director and a non-employee director. There are no interlocking relationships, as defined by SEC regulations under the Exchange Act, involving members of the Compensation Committee or the overall Board of Directors of the Company.
Transactions with Related Persons, Promoters and Certain Control Persons
During 2025, certain of the directors and executive officers of the Company and the Bank, members of their immediate families and some of the companies with which they are associated had banking transactions in the ordinary course of business with the Bank and may have similar transactions in the future. These transactions were made on substantially the same terms, including interest rates, collateral requirements and repayment terms, as those prevailing at the time for comparable transactions with non-affiliated persons and did not involve more than the normal risk of collectability or present other unfavorable features to the Company.
Any business dealing, including extensions of credit, between the Company or the Bank and a director of the Company or the Bank, or with any entity controlled by such a director, other than a deposit, trust service or other product or service provided by the Bank in the ordinary course of business, is required to be reviewed and approved by a majority of the disinterested directors. In considering a proposed insider transaction, the disinterested directors are to reasonably determine whether the transaction would be in the best interest of the Company or the Bank and on terms and conditions, including price, substantially the same as those prevailing at the time for comparable transactions with non-insiders.
Extensions of credit by the Bank to a director of the Company or of the Bank, or to a related interest of such a director, are subject to Federal Reserve Board Regulation O. Although Regulation O requires the prior approval of such an extension of credit by the Bank’s disinterested directors if the aggregate amount of all extensions of credit to such director and the related interests of the director would exceed $500,000, the Company requires prior approval of all such extensions of credit. Please refer to the Company's Annual Report on Form 10-K for additional information on the Company's related party transactions.

Compensation of Directors
The following table sets forth compensation received by directors of the Company in 2025, other than Thomas R. Quinn, Jr., President and Chief Executive Officer, of the Company and the Bank. As an officer of the Company and the Bank in 2025, Mr. Quinn did not receive compensation in his capacity as a director.
2025 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (2)	All Other Compensation ($)(3)	Total ($)
Barbara E. Brobst	27,417	45,255	—	—	—	—	72,672
Sarah M. Brown	30,000	81,655	—	—	—	—	111,655
Brian D. Brunner (4)	30,000	81,655	—	—	—	—	111,655
Scott V. Fainor	30,000	81,655	—	—	—	—	111,655
John W. Giambalvo	30,000	81,655	—	—	—	—	111,655
Cindy J. Joiner, CPA	30,000	81,655	—	—	—	7,850	119,505
Mark K. Keller	30,000	81,655	—	—	12,214	—	123,869
J. Rodney Messick	30,000	81,655	—	—	—	—	111,655
Michael J. Rice	30,000	81,655	—	—	—	—	111,655
Eric A. Segal	30,000	81,655	—	—	—	10,500	122,155
Glenn W. Snoke	30,000	81,655	—	—	8,357	—	120,012
Joel R. Zullinger	52,000	151,242	—	—	11,440	—	214,682

(1)	The grant date fair value of stock awards was calculated by multiplying the number of shares subject to the award by the fair value of Company Common Stock on the grant date ($36.40 per share on January 30, 2025 and $30.17 per share on May 6, 2025). Each director, other than Mr. Zullinger, received grants of 1,000 and 1,500 shares of Company Common Stock, respectively, on these dates. Mr. Zullinger received grants of
2,000 and 2,600 shares of Company Common Stock, respectively, on these dates.
(2)	Represents the annual expense impact related to the value of the directors’ accumulated benefit under defined benefit and supplemental plans for the year ended December 31, 2025.
(3)	Represents amounts contributed by the Company into the Deferred Compensation Plan.
(4)	Mr. Brunner received cash distributions of $90,958 from his participation in Codorus Valley Bancorp's director deferred fee plan.
Director Fees
To further align director compensation with shareholder interests, and in response to direct shareholder input arising from shareholder engagement with members of both management and the Compensation Committee, the Compensation Committee has determined that the Company's non-employee directors shall be paid an annual retainer, with approximately 50% being paid in cash and 50% being paid in restricted shares of Company Common Stock. Each non-employee director is also granted restricted shares of Company Common Stock at each year's annual meeting of shareholders.
Cash Compensation. During 2025, the cash portion of the annual retainer paid to each non-employee director of the Company and the Bank was $30,000, except for Ms. Brobst, who received a prorated amount of $27,417, due to her appointment to the Board of Directors of the Company and the Bank on February 1, 2025. Mr. Zullinger received an additional $22,000 in cash in recognition of the services he provided as Board Chairman. Fees are paid quarterly in arrears on the last day of each calendar quarter.

Restricted Stock Awards. On January 30, 2025, as part of the equity portion of his or her annual retainer, each non-employee director was granted 1,000 shares of restricted Company Common Stock with a 16-month vesting period. Mr. Zullinger received an additional 1,000 shares of restricted Company Common Stock with a 16-month vesting period in recognition of the services he provided as Board Chairman. In addition, on May 6, 2025, each non-employee director was granted 1,500 restricted shares of Company Common Stock with a 13-month vesting period and a grant date fair value of $45,255. Mr. Zullinger was granted an additional 1,100 restricted shares of Company Common Stock with a 13-month vesting period and grant date fair value of $33,187 to compensate him for his role as Board Chairman.
Deferred Compensation Plan
In 1995, the Company and the Bank established a non-qualified deferred compensation plan for directors and executive officers. Participation in the plan is voluntary and, for directors, is limited to directors who joined the Board prior to September 1, 2018. Each participant may elect each year to defer all or a portion of his or her directors’ fees or, in the case of an executive officer, compensation. Directors deferring compensation must begin withdrawals from the plan by age 75 or termination of service as a director, whichever occurs later. Executive officers must begin withdrawals by age 65 or retirement, whichever occurs later. Payments may be made in equal annual or monthly installments over ten years. Immediate distributions are to be made in the event the Company would experience a hostile takeover. If a participant were to die before payment of his or her entire account, the Company will pay the balance to his or her beneficiary in a single lump sum payment. The amounts deferred are invested in a rabbi trust with the trust department of the Bank as trustee. The participants direct the investment of their own accounts among various publicly available mutual funds designated by the Bank’s Trust Investment Policy Committee. Growth of each participant’s account is a result of investment performance and the public markets and is not a result of an interest factor or interest formula established by the participant or by the Company or the Bank. The Company may make contributions on behalf of directors to this rabbi trust from time to time.
The Company’s accrued benefit obligations related to this plan totaled $7.9 million at December 31, 2025.
Director Retirement Plan
The Bank has entered into director retirement agreements with Messrs. Keller, Snoke and Zullinger. Each director retirement agreement provides the respective director with a normal retirement benefit in a specified amount, payable in 120 consecutive monthly installments commencing the month following the director’s termination of service as a director after having reached the normal retirement age of 65. Generally, the amount of a director’s annual normal retirement benefit is determined using his or her directors’ fees during the year in which he or she became a party to a director retirement agreement, projected to the normal retirement age of 65 with annual increases of 4%. For every complete plan year after normal retirement age and before termination of service, the amount of the annual benefit will increase by 4%. In 2018, the Board of Directors determined there would be no new benefits offered to current or future directors under the Director Retirement Plan.
A director will forfeit his or her benefits under his or her director retirement agreement if the Bank terminates his or her service as a director for gross negligence or gross neglect of duties, commission of a felony or gross misdemeanor involving moral turpitude or fraud, disloyalty or willful violation of any law or policy committed in connection with the director’s service resulting in an adverse effect on the Bank or if the director, after termination of service (other than following a change in control of the Bank), competes with the Bank in violation of the restrictive covenants included in his or her director retirement agreement. The Bank would not be obligated to pay any benefit under a director retirement agreement to the extent the benefit would constitute an excess parachute payment under Section 280G of the Internal Revenue Code.
If a director is in active service of the Bank at the time of a change in control of the Bank, as defined in Section 409A of the Internal Revenue Code, the director will be entitled to begin receiving his or her normal retirement benefit following the later of the director’s termination of service as a director or attaining normal retirement age. The director retirement agreement provides for an early termination benefit in a specified amount in the event of an early termination of service as a director before normal retirement age, a disability benefit in the event of an early termination of service as a director due to disability and a death benefit.
The amount of the expense associated with the Director Retirement Plan includes increases in 2025 in the net present value of the accrued benefit under the directors’ retirement agreement and is reported in the 2025 Director Compensation Table for each participating director in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column. The Company's accrued benefit obligations related to this plan totaled $1.6 million at December 31, 2025.

Information About Executive Officers
In addition to Thomas R. Quinn, Jr., President and Chief Executive Officer of the Company and the Bank, who also serves as a director of the Company and the Bank, information about the other executive officers of the Company and the Bank is set forth below. Unless otherwise stated, each executive officer has held his or her current occupation for the last five years.
Matthew D. Alpert - 56, joined the Company and the Bank in 2026 as Executive Vice President, Chief Wealth Officer. Mr. Alpert brings extensive experience in wealth management, having previously served for the previous five years in senior leadership roles at Wells Fargo, where he focused on building, managing, and developing high-performing teams dedicated to providing comprehensive financial solutions to high-net-worth individuals and families.
David M. Chajkowski - 49, joined the Company and the Bank in 2016 as Vice President, Regional Credit Officer. He was appointed Senior Vice President, Senior Credit Officer in 2021 and was named Chief Credit Officer in May of 2023. He was promoted to Executive Vice President in 2024. Mr. Chajkowski has over 21 years of banking experience in various credit, lending and retail capacities.
Benjamin H. Colvard, IV - 49, joined the Company and the Bank in 2025 as Executive Vice President, Chief Operations Officer. Prior to that, he spent over five years in roles of increasing responsibility at Sandy Spring Bank, including Chief Optimization Officer from October 2024 to January 2025, Director of Business Process Management from June 2022 to October 2024, and Director of Loan Administration from June 2019 to June 2022.
Robert G. Coradi - 64, joined the Company and the Bank in 2012, and was named Secretary of the Company and the Bank in 2018. He has been Executive Vice President and Chief Risk Officer of the Company and the Bank since April 2014. From October 2012 to April 2014, he served as Senior Vice President, Chief Credit Officer of the Bank. From 2008 to 2012, he served as a Commercial Sales Manager in the Pennsylvania Division of Susquehanna Bank.
Amy L. Doll - 46, joined the Company and the Bank in 2024. Ms. Doll was named Executive Vice President, Chief Administrative Officer of the Company and the Bank in February 2025. In this capacity, she oversees technology, operations, facilities, client care and retail operations. From July 2024 to February 2025, she served as Senior Vice President, Chief Operations and Technology Officer of the Company and the Bank. Ms. Doll served as Senior Vice President, Chief Commercial Banking and Lending Officer of PeoplesBank from 2014 to 2024.
Matthew Dyckman - 57, joined the Company and the Bank in 2021 as Executive Vice President, General Counsel. From 2013 to 2021, he served as Counsel at Goodwin Procter LLP, a global law firm. Mr. Dyckman previously served as a partner at the law firms Dentons LLP and Thacher Proffitt & Wood LLP. He has over 28 years of experience representing financial institutions on a wide variety of corporate, transactional and regulatory matters.
Philip E. Fague - 66, joined the Company and the Bank in 1988. Since 2016, he has served as Executive Vice President and Chief Trust Officer of the Bank. He served as Chief Mortgage Officer of the Bank from January 2020 through September 2022.
Jeffrey S. Gayman - 53, joined the Company and the Bank in 1996. He was appointed Executive Vice President, Chief Mortgage and Retail Officer in October 2022. He served as Executive Vice President and Market President for the South Central Pennsylvania region from 2018 through September 2022. Prior to that, he served as Executive Vice President - Retail Banking and Consumer Lending from 2016 to 2018. He was Senior Vice President - Retail Banking from 2012 to 2016 and Chief Commercial Officer from 2009 to 2012.
Joshua D. Hocker - 45, joined the Company and the Bank in 2019. Since May of 2025, he has served as Executive Vice President and Market President for the Central Pennsylvania region. He served as Senior Vice President, Director of Middle Market Lending from August of 2021 to May of 2025. Prior to that, he served as Senior Vice President, Commercial Team Leader.
Christopher D. Holt - 62, joined the Company and the Bank in 2019 as Executive Vice President and Market President for the Maryland region. Prior to joining the Bank, Mr. Holt spent over 30 years in the banking industry in roles of increasing responsibility, most recently as Regional President, Maryland, for BB&T and its predecessor, Susquehanna Bank.
David T. Hornberger - 61, joined the Company and the Bank in 2016 as Executive Vice President and Market President for the Eastern Pennsylvania region. Prior to joining the Bank, he served as Regional President for Susquehanna Bank and its predecessor Graystone Bank.
Michael E. Jaeger - 46, was appointed Executive Vice President, Chief Experience Officer in 2025. He joined the Company and the Bank in 2015 as Vice President, Director of Cash Management Sales. Mr. Jaeger was promoted to Senior Vice President, Director of Cash Management Sales in 2018; Senior Vice President, Director of Treasury Management in 2019; Senior Vice President, Chief Digital Officer/Director of Treasury Management in 2021; and Senior Vice President, Client Experience Officer in 2023. Mr. Jaeger has over 22 years of banking experience in various retail, operational, and treasury management capacities.

Neelesh Kalani, CPA - 51, joined the Company and the Bank in 2020 as Senior Vice President, Chief Accounting Officer. In April 2021, he was appointed Executive Vice President, Chief Financial Officer of the Company and the Bank. Prior to joining the Company and the Bank, Mr. Kalani served as the Chief Accounting Officer of Sun Bancorp, Inc. for over seven years and served in previous comparable roles at Harleysville National Corporation and Willow Financial Bancorp, Inc. Prior to that, he worked for seven years in the financial services audit group at KPMG, LLP.
Zachary M. Khuri - 42, joined the Company and the Bank in 2019. He has served as Executive Vice President and Market President for the Central Pennsylvania region since October 2022. Prior to that, he served as Executive Vice President and Market President for the Capital region from 2019 through September 2022. Prior to joining the Bank, Mr. Khuri held roles of increasing responsibility at FNB Corporation and Commerce/Metro Bank.
Heather K. Knisely - 52, joined the Company and the Bank in 2018 as Assistant Vice President, Learning and Development Manager. She was promoted to Vice President in December of 2018 and Senior Vice President in April of 2022. Ms. Knisely was named Senior Vice President, Chief Human Resources Officer in January of 2023 and was promoted to Executive Vice President in 2024. She has over 28 years of banking experience in various learning and development and human resources capacities.
Adam L. Metz - 54, joined the Company and the Bank in 2016. Mr. Metz was named Senior Executive Vice President, Chief Operating Officer of the Company and the Bank in February 2025. Prior to that, he served as Executive Vice President and Chief Revenue Officer of the Company and the Bank from February 2019 to February 2025 and as Executive Vice President, Chief Lending Officer of the Company and the Bank from 2016 to February 2019. From 2011 to 2016, he served as Senior Vice President, Chief Lending Officer of Metro Bank, headquartered in Harrisburg, Pennsylvania.
Christopher J. Orr - 42, joined the Company and the Bank in 2025 as Executive Vice President, Chief Information Officer. Prior to that, Mr. Orr spent over nine years in roles of increasing responsibility at Sandy Spring Bank including Chief Digital Officer from October 2024 to January 2025, Director of Digital Technology from June 2021 to October 2024, Senior Vice President, Application and Information Management from July 2019 to June 2021.
COMPENSATION DISCUSSION AND ANALYSIS
In this section, we describe the objectives and elements of our compensation philosophy, policies and practices with respect to the compensation of each individual who served as our principal executive officer or principal financial officer during 2025, as well as our three most highly compensated executive officers (other than our principal executive officer and principal financial officer). References throughout this proxy statement to our “Named Executive Officers” or “NEOs” refer to each of the individuals named in the table below. Our NEOs for the fiscal year ended December 31, 2025 were:

Named Executive Officer	Title
Thomas R. Quinn, Jr.	President and Chief Executive Officer
Neelesh Kalani	Executive Vice President and Chief Financial Officer
Adam L. Metz	Senior Executive Vice President and Chief Operating Officer
Amy L. Doll	Executive Vice President and Chief Administrative Officer
Christopher D. Holt	Executive Vice President and Market President (Maryland Region)
EXECUTIVE SUMMARY
Our 2025 Compensation Actions
In 2025, we continued the robust shareholder engagement campaign that we have held annually since 2019. Between the date of the 2025 Annual Meeting of Shareholders and the date of this proxy statement, we offered engagement meetings to shareholders representing approximately 52% of our outstanding shares. During this engagement, shareholders expressed their satisfaction with the Company's financial performance and the design of the Company's compensation program, particularly the program's emphasis on alignment between executive compensation and objective corporate performance over a variety of performance metrics and timeframes. The shareholders did not express any concerns with the Company’s executive compensation programs. As a result of this feedback, the Compensation Committee determined to maintain the design of the Company's incentive programs for the 2025 performance year.
The hallmarks of our 2025 incentive programs were:
•Objective performance goals of Net Income and Return on Average Equity (“ROAE”) for all executive officers. These metrics were selected because the Compensation Committee considers them the most significant indicators of the Company's annual financial performance.

•Incentive compensation, if any, would be paid based on the achievement of Company results in 2025 against a range (threshold, target and maximum) of pre-established performance metrics. If corporate results are above or below the targets, awards for executives are interpolated on a straight-line basis within the performance range. Performance below threshold for a given metric results in no incentive award for that metric. Any incentive award earned based on 2025 performance would be paid in a combination of cash and equity awards, both of which would be awarded in early 2026.
•Provided that performance is at or above threshold for at least one of the two performance goals, the Compensation Committee has the ability to adjust awards upward or downward by up to 20% of the earned award. This adjustment potential is intended to provide the Compensation Committee with a flexible tool to recognize Company or individual performance considerations outside of the two objective performance measures.
•Use of a credit quality modifier on our cash Short-Term Incentive Plan (“STIP”) awards, whereby awards would have been reduced or eliminated based on unacceptable credit risk outcomes.
•The use of forward-looking performance-vesting conditions on 50% of the Long-Term Incentive Plan (“LTIP") awards granted to each executive, in addition to the one-year performance conditions associated with determination of the initial award. Performance-vested awards vest, if at all, based on the Company’s Return on Average Assets (“ROAA”) and Total Shareholder Return (“TSR”) over a three-year period beginning in the year of grant, and awards will be forfeited if a minimal acceptable level of ROAA is not achieved. These metrics were selected because the Compensation Committee considers them to be important long-term indicators of the Company’s success and because they provide for a different view of performance than the net income and ROAE performance required to initially earn the grant.
Our 2025 Compensation Outcomes
Base Salary
Base salary increases for 2025 were 11.1% for the Chief Executive Officer and 2.0% for each other NEO, except for Mr. Metz and Ms. Doll. Mr. Metz received a base salary increase of 54.5% following his promotion from Chief Revenue Officer to Senior Executive Vice President and Chief Operating Officer and designation as successor to the Chief Executive Officer with the associated increase in duties and responsibilities. Ms. Doll received a base salary increase of 23% following her promotion from Chief Technology and Operations Officer to Chief Administrative Officer with the associated increase in duties and responsibilities.
2025 Incentive Compensation
Incentive awards link annual compensation to annual Company performance and link the long-term compensatory interests of NEOs to the interests of shareholders in the long-term success and growth of the Company. Our incentive compensation program for 2025 provided cash opportunities through the STIP and equity opportunities through the LTIP, which consists of time-vested and performance-vested equity awards. Incentive compensation to our NEOs in 2025 was targeted evenly between cash and equity award opportunities, with actual awards initially earned based on our Net Income and ROAE performance in 2025.
When designing the Company's 2025 incentive compensation program, the Compensation Committee determined that it would be appropriate to exclude non-recurring merger related expenses (including certain required purchase accounting adjustments) from the calculation of 2025 Net Income and ROAE when reviewing actual performance results for calculation of initial STIP and LTIP awards, as the committee believed that the merger would drive long-term growth and profitability in future years, and therefore enhance long-term shareholder value. As a result, approximately $2.6 million of pre-tax merger-related expenses were excluded from the calculation of Net Income and ROAE when reviewing actual performance results for calculation of initial STIP and LTIP awards. These adjusted figures are sometimes referred to in this proxy statement as Adjusted Net Income and Adjusted ROAE, respectively. For the year ended December 31, 2025, Adjusted Net Income was $82.6 million compared to $82.5 million at target, and Adjusted ROAE was 15.07% compared to 14.81% at target.
STIP awards were additionally contingent on the Company maintaining an acceptable level of credit quality, a condition which was satisfied for 2025. As a result, STIP awards were paid in cash as described in more detail below.
Time-vested restricted stock awards will vest 33% on each of the first three anniversaries of the grant date, provided the NEO is employed by the Company on the vesting date.
Performance-vested restricted stock units will vest 100% after three years, with the number of restricted stock units that vest dependent on performance against pre-established goals during the three-year performance period from 2026-2028, as well as continued employment. The performance measurement on these awards uses a two-step measurement process:
1.First, the Company’s Return on Average Assets (“ROAA”) is tracked against internal expectations that are communicated at the time of grant based on budgeted performance expectations at that time.

2.After determining the initial vesting amount based on the Company's performance relative to ROAA targets, the Company’s total shareholder return will be measured against an index of similarly-sized banks determined on the date of the award. The number of restricted stock units earned using the ROAA performance measures then will be adjusted upward or downward by up to 20% based on the Company’s total shareholder return performance against the index.
Subjective Performance Evaluation. If the Company’s performance is at or above threshold for a given performance goal, following the calculation of awards earned based on objective performance, the Compensation Committee has the ability to adjust STIP and/or LTIP awards upward or downward by up to 20% of the earned award. This adjustment potential is intended to provide the Compensation Committee with a flexible but limited tool to recognize company or individual performance results, whether positive or negative, outside of the two objective performance measures. The Compensation Committee has the flexibility to consider any factors it deems relevant to its adjustment of earned awards, including but not limited to growth, risk, compliance and technology factors, special projects or initiatives, and other factors.
2025 Awards under the STIP and LTIP
The Board of Directors is focused on driving the long-term growth and profitability of the Company in future years and believes that executive compensation should be aligned with Company performance and shareholder interests. Therefore, in making decisions for 2025 incentive compensation, the Compensation Committee considered several factors, including the following:
•The Company reported the highest annual net income in its history during 2025;
•The Company achieved and exceeded several key profitability metrics and capital ratios faster than initially projected since completing the merger with Codorus Valley Bancorp;
•The Company's results have significantly enhanced shareholder value as evidenced by increasing its dividend four times, or 50% in the aggregate, in the 18 months since completing the merger with Codorus Valley Bancorp;
•The Company’s total shareholder return has increased 68.7% over the three-year performance period from 2023 through 2025, the highest return of any bank in the Company’s compensation peer group and 49.6% above the median (see “Benchmarking of Compensation Levels” below).
Based on its review of these factors, the Compensation Committee concluded that the Company’s efforts to drive long-term shareholder value in 2025 were successful and that 2025 compensation decisions should reflect this success.
In addition, when discussing the Company's financial performance during 2025, the Compensation Committee noted the significant headwinds faced by the Company during the year. These headwinds included, without limitation, interest rate reductions promulgated by the Federal Reserve; economic uncertainty and stock market volatility resulting from the implementation of tariffs and other factors; and management's intense focus on the integration of Codorus Valley Bancorp and achieving and exceeding the previously announced cost save target of 18% for the go-forward normalized operating run rate as of December 31, 2024. Integration efforts negatively impacted 2025 financial results not only by increasing operating expenses but also by diverting management's time and attention, as well as the Company's resources, from initiatives which could otherwise have increased 2025 earnings. The Board of Directors believes that the successful integration of the two companies and achievement of cost savings will drive long-term growth in 2026 and future years and therefore enhance long-term shareholder value.
For the year ended December 31, 2025, Adjusted Net Income was $82.6 million compared to $82.5 million at target, and Adjusted ROAE was 15.07% compared to 14.81% at target, resulting in equity awards payable, before any discretionary adjustment, under both the STIP and LTIP at 111% of the target level of the performance range. However, in light of the Company's strong financial performance despite the aforementioned headwinds and the Company’s successful efforts to drive long-term shareholder value, the Compensation Committee concluded that the Company’s financial performance in 2025 (particularly, the achievement of the highest net income in the Company's history) was indicative of an exceptional performance year. For these reasons, the Compensation Committee utilized the adjustment mechanism within the plans to adjust both STIP and LTIP awards upward by 20% of the earned award.
Additional Equity Awards
In light of the strong financial results achieved by the Company despite the aforementioned headwinds as well as the Company’s successful efforts to drive long-term shareholder value during 2025, the Compensation Committee made additional equity awards to the Chief Executive Officer, Chief Financial Officer and Maryland Market President to reflect their contributions to the Company’s success during the year. To ensure that executive compensation continues to be aligned with the interests of shareholders, these additional equity awards consisted exclusively of performance-vested restricted stock units. Mr. Metz and Ms. Doll were not granted additional equity awards due to their significant increase in annual base salary during the year.

SHAREHOLDER ENGAGEMENT
Since 2019, the Company has recognized the value of consistent communication with shareholders to better understand their views on a variety of topics, including executive compensation programs, affecting the Company. The Company annually engages in extensive dialogue with shareholders regarding the Company’s performance and compensation practices through a formal shareholder engagement program. The Company’s shareholder engagement program is now a year-round process whereby the Company offers engagement to interested institutional shareholders and retail shareholders owning 20,000 or more shares of the Company's Common Stock through periodic telephonic meetings, as well as in-person or virtual meetings with institutional shareholders and/or their representatives as requested. Our shareholder engagement program assists management and the Board of Directors in better understanding shareholder opinions and priorities, in making thoughtful and deliberate decisions, and in ensuring that these decisions are aligned with the interests of shareholders. For those reasons, the Compensation Committee has made the Company’s shareholder engagement program part of its annual compensation decision-making process.
At the 2025 Annual Meeting of Shareholders, 90.28% of votes were cast in favor of the advisory vote to approve executive compensation, commonly known as the “Say-on-Pay” vote. Though the Say-on-Pay vote is nonbinding, the Board of Directors and the Compensation Committee seriously consider the opinions of, and feedback from, our shareholders when making compensation decisions, as evidenced by our longstanding commitment to significant shareholder engagement.
Between the 2025 Annual Meeting of Shareholders and the date of this proxy statement, the Company offered engagement opportunities to holders of approximately 52% of its outstanding shares. During these meetings, shareholders expressed their satisfaction with the Company's financial performance and the design of the Company's compensation program, particularly the program's emphasis on alignment between executive compensation and objective corporate performance over a variety of performance metrics and timeframes. The shareholders did not express any concerns with the Company’s executive compensation programs.
HOW WE SET COMPENSATION
Role of Compensation Committee in Setting Executive Compensation
The Company's Compensation Committee, which is comprised entirely of independent directors, is responsible for overseeing the development and approval of compensation and benefits paid to the Company's NEOs and non-employee directors, and administering the Company's incentive plans, which includes the determination of grant amounts and vesting terms of awards under such plans. In addition, the Compensation Committee is responsible for the development and approval of employment agreements with our NEOs. The Compensation Committee is responsible for determining whether its executive compensation policies are reasonable and appropriate, meet the stated objectives of those policies and effectively serve the best interests of the Company and its shareholders.
Roles of Executive Officers and Management in Setting Executive Compensation
The Compensation Committee occasionally requests one or more members of executive management to be present at committee meetings where executive compensation and Company or individual performance are discussed and evaluated. Executives may provide insight, suggestions or recommendations regarding executive compensation; however, the Compensation Committee retains sole discretion with respect to compensation decisions regarding the Company’s executive management team and only Compensation Committee members vote on decisions regarding executive compensation.
The Company’s Chief Executive Officer provides recommendations to the Compensation Committee on matters relating to the compensation of the executive management team other than his own compensation. In addition, the Chief Executive Officer provides specific recommendations regarding base salary adjustments and STIP and LTIP awards for members of the executive management team other than himself to the Compensation Committee. The Compensation Committee has discretion to approve, disapprove or modify recommendations made by its Chief Executive Officer. The Chief Executive Officer is not present during deliberations or voting by our Compensation Committee relating to his own compensation.
Role of Compensation Consultant
Pursuant to its charter, the Compensation Committee may, in its sole discretion, retain or obtain the advice and assistance of a compensation consultant, legal counsel or other adviser. The Compensation Committee may retain or obtain the advice of an adviser only after taking into consideration factors related to that person’s independence from management, including each of the factors it is required to take into consideration under the Corporate Governance Standards under NASDAQ Rule 5600, subject to limited exceptions. The Compensation Committee is responsible for the appointment, compensation, and oversight of any adviser it retains. The Company is obligated to provide appropriate funding for the compensation of any such adviser.
For 2025, the Company, at the behest of the Compensation Committee, retained the services of Aon, which is an independent executive compensation consulting firm. In 2025, Aon did not provide any other services to the Company and worked with the Company’s executive management team only on matters for which the Compensation Committee is responsible. The Compensation Committee assessed the independence of Aon in 2025 pursuant to SEC and NASDAQ requirements and concluded that no conflict of interest exists that would prevent Aon from serving as an independent consultant to the Compensation Committee. The Compensation Committee periodically seeks input from Aon on a range of external market factors, including evolving compensation trends, appropriate peer group companies, and market survey data. Aon also provides general observations on the Company’s compensation programs, but it does not determine or recommend the amount or form of compensation for the NEOs.
2025 COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
Overview
Our compensation philosophy is designed to retain talent and align pay with performance of the Company. The following table lists and describes the purpose of the key elements of compensation for our NEOs:

Element of Pay	Description	Purpose
Base Salary	Fixed cash compensation	To attract and retain key executive talent by providing a stable source of compensation for services rendered during the fiscal year
Short-Term Incentive Plan	Performance-based cash payment based on financial, operational, and strategic metrics	To motivate executive officers to achieve the Company’s annual strategic and financial goals and reward individual performance
Long-Term Incentive Plan—Time-Vesting	Performance-based share awards with multi-year vesting periods; award sizes are based on financial metrics	To align long-term interests of executives and shareholders and provide appropriate balance of at-risk compensation that incentivizes long-term value creation and retention
Long-Term Incentive Plan—Performance-Vesting	Restricted Stock Unit (RSU) grants with multi-year vesting and performance periods; RSUs vest based on achievement of specific financial metrics	To align long-term interests of executives and shareholders and provide appropriate balance of at-risk compensation that incentivizes executives to achieve long-term performance goals
Deferred Compensation Plans	Include deferred compensation plans and salary continuation plans	To provide NEOs an economic incentive for long-term service to the Company
Perquisites	Housing and car allowances and/or club membership dues	To defray the NEOs’ expenses for recruitment or client entertainment and reduce the Company’s mileage reimbursement expense
Benchmarking of Compensation Levels
In making compensation decisions for 2025, the Compensation Committee reviewed market data related to base salary, annual bonus and total compensation from the most recent public information available for the peer group identified in the table below. The Compensation Committee selected a peer group of banks which met the following basic criteria:
•Commercial banks;
•Having assets of approximately $3.0 billion to $11.0 billion at December 31, 2024, compared to the Company, which had approximately $5.4 billion in assets as of December 31, 2024;
•Domiciled in the states of DC, DE, MD, NJ, NY, OH, PA, VA, WV (excluding New York City MSA for NY/NJ);
•At least ten branches; and
•Insider ownership of less than 30%.

Applying these criteria resulted in the following 20 institutions, which the Compensation Committee determined to be most closely comparable to the Company:

Arrow Financial Corporation	Burke & Herbert Financial Services Corp.	Carter Bankshares, Inc.
Civista Bancshares Inc.	City Holding Co.	Farmers & Merchants Bancorp
CNB Financial Corp.	Farmers National Banc Corp.	Financial Institutions Inc.
First Bank	First Community Bankshares Inc.	Mid Penn Bancorp Inc.
Park National Corp.	Peoples Bancorp Inc.	Peoples Financial Services, Inc.
Primis Financial Corp.	S&T Bancorp Inc.	Tompkins Financial Corporation
TrustCo Bank Corp NY	Univest Financial Corp.
The Compensation Committee reviewed both the data from this peer group and other industry surveys. When comparing the Company and its peers, the committee did not use a formulaic approach to benchmarking compensation for individual job positions, due primarily to the lack of direct comparability among job functions and responsibilities, and individual experience.
In making compensation decisions for 2025 incentive compensation, the Compensation Committee considered that the Company’s total shareholder return compared favorably to the total shareholder return of its peers over the past three years. Specifically, over the three year performance period beginning January 1, 2023 and ending on December 31, 2025, the Company’s total shareholder return was at the 100th percentile of the compensation peer group.
Components of Our Compensation Program
Base Salary
Base salaries for our NEOs are set annually by the Compensation Committee and are designed to compensate each executive for the experience, education, responsibilities and other qualifications of the executive that are essential to the specific role the executive serves within the organization. Base salaries are set at levels which are competitive within the industry and the local market area in order to attract and retain executive officers who possess the knowledge, skills and abilities necessary to successfully execute their duties and responsibilities. The base salaries for each of our NEO's for the two most recent fiscal years and the year-over-year change are set forth in the table below.

Name	2024 Base Salary ($)	2025 Base Salary ($)	Year-Over-Year Change (%)
Thomas R. Quinn, Jr.	742,560	825,000	11.1
Neelesh Kalani	338,130	344,893	2.0
Adam L. Metz	307,471	475,000	54.5
Amy L. Doll	305,000	375,000	23.0
Christopher D. Holt	362,137	369,380	2.0
In determining 2025 base salaries for all NEOs, the Compensation Committee considered the Company’s earnings performance in 2024 on measures such as net income and return on average equity, the completion and integration of the merger with Codorus Valley Bancorp, as well as the challenging labor market and inflationary wage pressures the Bank was experiencing at that time. The Committee also considered factors specific to each NEO, such as individual and departmental performance, compensation history, competitive market positioning and other factors. The salary increase for Mr. Metz reflected his promotion from Chief Revenue Officer to Senior Executive Vice President and Chief Operating Officer and designation as successor to the Chief Executive Officer with the associated increase in duties and responsibilities. The salary increase for Ms. Doll reflected her promotion from Chief Technology and Operations Officer to Chief Administrative Officer with the associated increase in duties and responsibilities.

Incentive Compensation
General
Incentive awards link annual compensation to annual Company performance and link the long-term compensatory interests of NEOs to the interests of shareholders in the long-term success and growth of the Company. Our incentive compensation program for 2025 provided cash opportunities through the STIP and equity opportunities through the LTIP, which provides for both time-vested restricted stock awards and performance-vested restricted stock units awards. Incentive compensation to our NEOs based on 2025 performance was targeted evenly between cash opportunities under the STIP and equity award opportunities under the LTIP, with actual awards in both programs initially earned based on our Net Income and ROAE performance in 2025.
Awards under the STIP and LTIP are made early each year based on the Company’s performance in the previous year. Upon completion of each fiscal year, the Compensation Committee determines each NEO’s STIP award and LTIP award relative to corporate performance against the pre-established metrics and targets. For 2025, the Compensation Committee selected Net Income and ROAE as the financial metrics that determined initial award amounts for both STIP and LTIP awards. The Compensation Committee further selected ROAA and total shareholder return as the performance metrics to determine the vesting, if any, of the portion of LTIP awards that are subject to future performance vesting. These metrics were selected because the Compensation Committee considers them the most significant indicators of the Company’s financial performance.
Objective Performance Evaluation
Under both the STIP and the LTIP, each of the two objective performance goals of Net Income and ROAE represented 50% of each NEOs’ total target incentive payout between the two plans. The target performance for these goals equaled the Company’s budgeted Net Income and ROAE for 2025.
Each NEO’s STIP award and initial LTIP award is targeted at a specified percentage of base salary based on the specific tier to which the officer is assigned. For 2025, Messrs. Quinn and Metz were in Tier 1 and Messrs. Kalani and Holt and Ms. Doll were in Tier 2. The following table represents the Net Income and ROAE targets for 2025 as approved by the Compensation Committee and the corresponding payout scale as a percentage of base salary.

	Net Income			Return on Average Equity
		Total Incentive Payout % of Base			Total Incentive Payout % of Base
	Performance Level	Tier 1	Tier 2	Performance	Tier 1	Tier 2
	($000)	(Messrs. Quinn and Metz)	(Other NEOs)	Level	(Messrs. Quinn and Metz)	(Other NEOs)
Threshold	78,500	25.0%	20.0%	14.1%	25.0%	20.0%
Target	82,500	50.0%	40.0%	14.8%	50.0%	40.0%
Maximum	86,000	75.0%	60.0%	15.4%	75.0%	60.0%

If the target performance levels are attained, the Net Income and ROAE portions of the incentive awards would be initially earned at target levels. Performance between threshold and target or between target and maximum would result in interpolated payouts on a straight-line basis. If performance is below threshold for a given performance goal, no incentive would be paid for that goal. Performance above maximum for a given goal would result in payout at maximum for that goal.
As discussed in detail in the “Long-Term Incentive Plan” section, 50% of LTIP awards initially earned based on performance in 2025 are subject to future performance vesting and continue to be at risk for three additional years based on the Company’s performance against pre-established ROAA and TSR goals.
One-Time Adjustments
Under the terms of the incentive compensation plans, the Compensation Committee has the authority to adjust financial performance metrics used to determine initial STIP awards and LTIP awards for one-time positive or negative events outside of the Company's normal operations which have a material effect on the Company’s results. Potential adjustments include but are not limited to tax-related matters, merger-related costs, gains or losses arising from security sales, changes in regulation, and other significant events.
Because the Company completed the merger of equals transaction with Codorus Valley Bancorp in 2024, when designing the Company's 2025 incentive compensation program, the Compensation Committee determined that it would be appropriate to exclude non-recurring merger related expenses (including certain required purchase accounting adjustments) from the calculation of 2025 Net Income and ROAE when reviewing actual performance results for calculation of initial STIP and LTIP awards, as the committee believed that the merger would drive long-term growth and profitability in future years, and therefore enhance long-term shareholder value. As a result, approximately $2.6 million of pre-tax merger-related expenses were excluded from the calculation of Net Income and ROAE when reviewing actual performance results for calculation of initial STIP and LTIP awards.
The following table summarizes the Company’s 2025 performance relative to the Net Income and ROAE targets established by the Compensation Committee for both the STIP and LTIP, both on a GAAP basis and adjusted basis.

2025 Incentive Plan Performance
Dollars in thousands	Threshold	Target	Maximum	2025 GAAP Results	2025 Adjusted Results(1)
Net Income	$78,500	$82,500	$86,000	$80,855	$82,553
Return on Average Equity	14.09%	14.81%	15.44%	14.76%	15.07%
(1) Adjusted to exclude the impact of merger-related expenses for the year ended December 31, 2025. See Annex A for a reconciliation of 2025 Adjusted Results to GAAP.
Subjective Performance Evaluation
If the Company’s performance is at or above threshold for a given performance goal, following the calculation of awards earned based on objective performance, the Compensation Committee has the ability to adjust STIP and/or LTIP awards upward or downward by up to 20% of the earned award. This adjustment potential is intended to provide the Compensation Committee with a flexible but limited tool to recognize company or individual performance results, whether positive or negative, outside of the two objective performance measures. The Compensation Committee has the flexibility to consider any factors it deems relevant to its adjustment of earned awards, including but not limited to growth, risk, compliance and technology factors, special projects or initiatives, and other factors. In light of the Company's strong financial performance despite the aforementioned headwinds and the Company’s successful efforts to drive long-term shareholder value during 2025 discussed above, the Compensation Committee adjusted awards under both the STIP and LTIP upward by 20% of the earned award based on 2025 performance.
Short-Term Incentive Plan (STIP) Awards with Credit Quality Modifier
STIP awards are paid in cash. Each NEO’s STIP award is targeted at a specified percentage of base salary based on the specific tier to which the officer is assigned, as described above. The base salary used in incentive calculations will generally be the NEO’s annualized salary rate as of the last day of the relevant fiscal year. In the case of a mid-year salary increase associated with a change in role, the Compensation Committee retains the discretion to pro-rate the salary used in the calculation based on the date of the salary increase.
Any incentive awards under the STIP are contingent on the Company maintaining an acceptable level of credit quality, as defined by the ratio of non-performing assets to total assets. If the ratio of non-performing assets to total assets is greater than 2%, STIP awards will be reduced by 30%. If the ratio of non-performing assets to total assets is greater than 4%, STIP awards will be eliminated.
For the year ended December 31, 2025, Adjusted Net Income was $82.6 million compared to $82.5 million at target, and Adjusted ROAE was 15.07% compared to 14.81% at target, resulting in cash awards payable, before any subjective adjustment, under the STIP at 111% of the target of the performance range. As discussed above, the Compensation Committee adjusted awards under the STIP upward by 20% of the earned award based on 2025 performance. The ratio of non-performing assets to total assets was 0.51% for 2025, resulting in no adjustment to STIP awards.
The following table summarizes the STIP opportunities available, and actual payments made, to NEOs for 2025 performance.

	% of Base Salary			Potential Payout Amounts ($)			Actual
Name	Threshold	Target	Maximum	Threshold	Target	Maximum	Cash Incentive Award ($)
Thomas R. Quinn, Jr.	25%	50%	75%	206,250	412,500	618,750	549,054
Neelesh Kalani	20%	40%	60%	68,979	137,957	206,936	183,594
Adam L. Metz	25%	50%	75%	118,750	237,500	356,250	316,122
Amy L. Doll	20%	40%	60%	75,000	150,000	225,000	191,350
Christopher D. Holt	20%	40%	60%	73,876	147,752	221,628	196,628

Long-Term Incentive Plan (LTIP)
The Compensation Committee believes that equity awards under the LTIP effectively align the interests of executives with those of our shareholders by providing individuals who have responsibility for management and growth of the Company with an opportunity to increase their ownership of Company Common Stock, to have a meaningful interest in the future of the Company and sustained shareholder value creation and to receive compensation that varies based on multi-year performance.
As discussed in the “Incentive Compensation” section above, the initial value of each NEO’s LTIP award is targeted at a specified percentage of base salary based on the specific tier to which the officer is assigned and is subsequently expressed as a number of shares of Company Common Stock valued on the date of grant. Fractional shares cannot be distributed. The base salary used in incentive calculations will generally be the NEO’s annualized salary rate as of the last day of the relevant fiscal year. In the case of a mid-year salary increase associated with a change in role, the Compensation Committee retains the discretion to pro-rate the salary used in the calculation based on the date of the salary increase.
Awards initially earned under the LTIP based on performance against the plan’s Net Income and ROAE goals are granted early in the following year and consist of 50% time-vested restricted stock awards and 50% performance-vested restricted stock units.
Time-Vested Restricted Stock Awards
Time-vested restricted stock awards vest 33% in each of the first three years following the grant date, provided the NEO is employed on the vesting date.
Performance-Vested Restricted Stock Units With Total Shareholder Return Modifier.
Performance-vested restricted stock units vest 100% after three years, with the number of restricted stock units that vest dependent on the Company’s performance against pre-established goals during the performance period from beginning in the year of grant and ending following two additional fiscal years, as well as the NEO’s continued employment through the vesting date. The performance measurement on these awards uses a two-step measurement process, which considers the Company's performance against a ROAA goal, as well as the Company’s total shareholder return:
1.First, the Company’s ROAA is tracked against internal expectations that are communicated at the time of grant based on budgeted performance expectations at that time.
2.After determining the initial vesting amount based on the Company's performance relative to ROAA targets, the Company’s total shareholder return will be measured against an index of similarly-sized banks determined on the date of the award. The number of restricted stock units earned using the ROAA performance measures then will be adjusted upward or downward formulaically by up to 20% based on the Company’s total shareholder return performance against the index.
The three-year ROAA goal has defined threshold and target performance levels based on budgeted ROAA levels at the time the plan was established. We have elected not to disclose these performance levels until the conclusion of the applicable performance period for competitive reasons. The table below illustrates the payout relationships between threshold and target for the ROAA goal.

% of Target Payout
Threshold Performance	Target Performance
50%	100%

Performance between threshold and target will result in interpolated vesting on a straight-line basis. If performance is below threshold, no restricted stock units will vest. Performance above target will result in vesting at target.
After determining the initial vesting amount based on the Company's performance relative to ROAA targets, the Company’s total shareholder return will be measured against an index of 118 publicly-traded banks between $2.7 billion and $10 billion in total assets selected by the Compensation Committee on the date of the grant. The number of restricted stock units earned using the ROAA performance measures then will be adjusted upward or downward by up to 20% based on the Company’s total shareholder return performance against the above referenced index.

The following table illustrates the percentage of payout modified under the total shareholder return modifier for restricted stock units performance-vesting under the LTIP:

Three-Year Total Shareholder Return
Orrstown Total Shareholder Return Compared to Index 50th Percentile	Modifier
Underperform the 50th by 20% or more	(20)%
Perform at the 50th	—%
Outperform the 50th by 20% or more	20%

Performance that varies upward or downward from the 50th percentile by less than 20% will result in an upward or downward award adjustment equal to that variance.
Unlike restricted stock awards, performance-vested restricted stock units are not eligible to vote or receive dividends until vested and settled into shares of Company Common Stock.
The Compensation Committee views the bifurcation of a) the metrics to determine the grant of STIP awards and LTIP awards and b) the vesting metrics of the performance-vested restricted stock units as consistent with feedback from shareholders that they prefer incentive plans to consider a variety of performance measures and time horizons. Incentive awards link annual compensation to annual Company performance and link the compensatory interests of NEOs to the interests of shareholders in the long-term success and growth of the Company.
Equity Awarded in 2026 for 2025 Performance
LTIP. For the year ended December 31, 2025, Adjusted Net Income was $82.6 million compared to $82.5 million at target, and Adjusted ROAE was 15.07% compared to 14.81% at target, resulting in equity awards payable, before any discretionary adjustment, under the LTIP at 111% of the target level of the performance range. All LTIP awards granted in early 2026 consisted of 50% time-vested restricted stock awards and 50% performance-vested restricted stock units. As discussed above, the Compensation Committee adjusted awards under the LTIP upward by 20% of the earned award based on 2025 performance.
The following table summarizes the equity awards made pursuant to the terms of the LTIP to NEOs in 2026 based on 2025 performance. In accordance with SEC reporting rules, these awards will be disclosed as 2026 compensation in the Summary Compensation Table of the Company’s 2027 proxy statement.

Name	Target Opportunity ($)	Payout as % of Target(1)	Total Value of Equity Incentive Award ($)	Time-Vested Restricted Stock Award(2)($)	Time-Vested Restricted Stock Award(2) (#)	Performance-Vested Restricted Stock Unit Award(3)($)	Performance-Vested Restricted Stock Unit Award(3) (#)
Thomas R. Quinn, Jr.	412,500	133%	549,055	274,546	7,294	274,509	7,293
Neelesh Kalani	137,957	133%	183,608	91,804	2,439	91,804	2,439
Adam L. Metz	237,500	133%	316,101	158,050	4,199	158,050	4,199
Amy L. Doll	150,000	128%	191,324	95,681	2,542	95,643	2,541
Christopher D. Holt	147,752	133%	196,631	98,316	2,612	98,316	2,612

(1)
At December 31, 2025, the Company exceeded the Target after excluding the effects of the merger-related expenses, resulting in the Tier 1 NEOs receiving 67% of their base salaries and Tier 2 NEOs receiving between 51% and 53% of their base salaries. The payouts include the 20% upward adjustment, ranging between 7% and 11% of the NEOs base salaries, to the earned awards under the terms of the LTIP based on the Company's 2025 performance. The Payout as a % of Target is calculated as the percentage of the Total Value of Equity Incentive Award divided by the percentage for Target Opportunity.

(2)	Granted on February 17, 2026. Restricted stock awards vest 33% on February 17, 2027, 2028 and 2029, provided the NEO is employed by the Company on the vesting date.
(3)	Granted on February 17, 2026. Restricted stock units vest on February 17, 2029 contingent on performance against pre-established goals during the three-year performance period (2026-2028) using the two-step measurement process described above as well as continued service through the vesting date.
As discussed earlier, the performance-vested restricted stock units are subject to future performance conditions on pre-established performance metrics, including an internal ROAA goal and the Company’s TSR compared to an index of 118 publicly-traded banks between $2.7 billion and $10 billion in total assets selected by the Compensation Committee on the date of the grant.

Additional Equity Awards. In light of the strong financial results achieved by the Company despite the aforementioned headwinds as well as the Company’s successful efforts to drive long-term shareholder value during 2025, the Compensation Committee made additional equity awards to the Chief Executive Officer, Chief Financial Officer and Maryland Market President to reflect their contributions to the Company’s success during the year. To ensure that executive compensation continues to be aligned with the interests of shareholders, these additional equity awards consisted exclusively of performance-vested restricted stock units.
The following table summarizes the additional performance-vested equity awards made in 2026 based on 2025 performance. In accordance with SEC reporting rules, these awards will be disclosed as 2026 compensation in the Summary Compensation Table of the Company’s 2027 proxy statement.

Name	Amount ($)	Performance-Vested Restricted Stock Unit Award (#)
Thomas R. Quinn, Jr.	$350,000	9,298
Neelesh Kalani	35,000	929
Adam L. Metz	—	0
Amy L. Doll	—	0
Christopher D. Holt	65,000	1,726
Mr. Metz and Ms. Doll were not granted additional equity awards due to their significant increase in annual base salary during the year.
Vesting of Equity Awarded in 2023
Time-Vested Restricted Stock Awards. The time-vested restricted stock awards granted in 2023 based on 2022 performance vested 33% on each of the first three anniversaries of the grant date, provided the NEO was employed on the vesting date. The vesting of these awards did not require further action by the Compensation Committee.
Performance-Vested Restricted Stock Units With Total Shareholder Return Modifier. The restricted stock units granted to executive officers in 2023 vested on the third anniversary of the date of the grant, with the number of restricted stock units that vest dependent on the two-step measurement process discussed above, as well as the executive’s continued employment through the vesting date.
For restricted stock units granted in 2023, the Company's ROAA averaged over the three-year period beginning on January 1, 2023 and ending on December 31, 2025 was measured against the following ROAA targets:

	Threshold(%)	Target(%)	Maximum(%)
ROAA	1.14	1.2	1.26

Performance between threshold and target or between target and maximum would result in interpolated vesting on a straight-line basis. If performance is below threshold, no restricted stock units would vest. Performance above maximum would result in vesting at maximum. The table below illustrates the payout relationships between threshold, target and maximum for the ROAA goal.

% of Target Payout
Threshold Performance	Target Performance	Maximum Performance
50%	100%	200%

The Company’s average annual ROAA for the performance period, adjusted to exclude merger and certain other non-recurring charges excluded from prior year calculations, was above the maximum of the performance range. However, the Company’s unadjusted average annual ROAA for the Performance Period was below the threshold of the performance range. Given the disparity between adjusted and unadjusted ROAA over the performance period, as well as the additional share utilization and expense that would be incurred if awards were to vest at the maximum level, the Compensation Committee determined that the 2023 performance-vested restricted stock units would vest at target, subject to the total return modifier discussed below. The Compensation Committee also determined that the ability to earn shares above the target of the performance range should be limited to the total shareholder return modifier and removed the maximum threshold payout ratio from future vesting criteria, beginning with the awards granted in early 2026 based on 2025 performance.

The number of restricted stock units to be vested using the formula above then was to be adjusted upward or downward by up to 20% based on the Company’s total shareholder return for the performance period relative to the total shareholder return over the performance period of an index of 91 publicly-traded banks between $2 and $5 billion in total assets recommended by the Company’s independent compensation consultant, Aon, and selected by the Compensation Committee on the date of the grant. Over the performance period, the Company’s total shareholder return was at the 87th percentile of the peer group and outperformed the median of the index by 47%, resulting in a 20% increase in the number of restricted stock units vesting.
The number of performance-vested restricted stock units that vested based on the formula above for each NEO is set forth in the table below:

Name	Initial RSU Award at Target	RSUs Earned at Target	RSUs Earned After TSR Modifier
Thomas R. Quinn, Jr.	9,479	9,479	11,375
Neelesh Kalani	3,724	3,724	4,469
Adam L. Metz	3,386	3,386	4,063
Amy L. Doll	N/A	N/A	N/A
Christopher D. Holt	3,988	3,988	4,786

Vesting of Equity Integration Awards
The Board of Directors, upon the recommendation of the Compensation Committee, approved equity integration awards for the Company’s executive leadership team, including each of the Company’s NEOs, on July 1, 2024. The primary purposes of the equity integration awards was to motivate and reward performance and the achievement of certain cost savings relating to the merger with Codorus Valley Bancorp, foster alignment with the interests of the Company’s shareholders and support retention of certain key leaders of the Company.
The equity integration awards consisted of performance-based restricted stock granted pursuant to the Company’s 2011 Stock Incentive Plan vesting on July 28, 2025 contingent upon the Company’s achievement of successful integration and 18% (target) to 20% (maximum) cost savings as determined based on the going forward annual expense run rate at June 30, 2025 compared to the combined reported expenses of Orrstown Financial Services, Inc. and Codorus Valley Bancorp for the year ended December 31, 2023 (excluding merger-related and other extraordinary expenses in both cases). The Compensation Committee determined that vesting criteria was met, resulting in the vesting of the equity integration awards at the maximum award level.
The number of equity integration awards granted to our NEOs that vested in 2025 is set forth in the table below:

Name	Shares Vested (#)
Thomas R. Quinn, Jr.	24,000
Neelesh Kalani	10,000
Adam L. Metz	6,667
Amy L. Doll	6,667
Christopher D. Holt	6,667

Split-Dollar Life Insurance Arrangement
The Bank has entered into a split-dollar life insurance arrangement with Mr. Quinn and Ms. Doll in order to provide a death benefit to the executive’s beneficiaries and to allow the executive access to the cash surrender value of the policy in excess of the amount of premiums paid by the Bank upon his or her retirement. The split-dollar life insurance arrangement will provide Mr. Quinn with a $1,350,707 lifetime death benefit and Ms. Doll with a $1,000,000 lifetime death benefit as of December 31, 2025.
Other Awards and Compensation Perquisites
Mr. Quinn has been provided with personal use of a Company vehicle and Mr. Metz has been provided a vehicle allowance. Both of these positions require extensive travel across the Company’s market area. In each case, an analysis was conducted to determine if reimbursement of mileage to a NEO was a less expensive alternative for the Company.

During 2025, Mr. Metz had a country club membership provided by the Bank. His position requires extensive client entertainment and recruitment of top-flight human capital. Initiation dues paid by the Company will be recouped by the Company on a pro-rated basis when the NEO relinquishes their membership on a pro-rated basis during the year of termination.
Each of Mr. Quinn and Mr. Kalani maintains his primary residence outside of the Company's market area. During 2025, the Company paid $21,041 and $15,600 to Mr. Quinn and Mr. Kalani, respectively, to reimburse them for in-market housing costs incurred by them during the year.
401(k) Plan
The Bank maintains a 401(k) plan for the benefit of eligible employees. The Bank makes annual matching contributions of up to 50% of employee contributions under the plan, up to 3% of an employee’s annual compensation.
Anti-Hedging and Anti-Pledging
Directors, executive officers, and related persons are prohibited from purchasing, selling, or making any offer to purchase or offer to sell, derivative securities relating to securities of the Company or to enter into private contracts removing the economic risk associated with owning the Company’s securities from the director, executive officer, or related persons. Directors, executive officers, and related persons are prohibited from pledging the Company’s securities in a loan of any kind, including, but not limited to, a margin loan or a Non-Purpose Loan as defined by Regulation U.
Clawback and Forfeiture Provisions
The Company has clawback and forfeiture provisions in place for losses arising from individual instances of fraud or malfeasance, including legal costs. The Company has adopted a Compensation Recovery Policy which requires the Company to recover incentive-based compensation erroneously awarded to current or former executive officers after an accounting restatement in accordance with the listing standards of the Nasdaq Stock Market as adopted pursuant to Rule 10D-1 of the Exchange Act. In addition, our 2025 Stock Incentive Plan, which is the plan pursuant to which we make all of our equity awards, and related award agreements contains broad language regarding clawbacks and forfeitures and make all awards under the 2025 Stock Incentive Plan subject to recoupment, forfeiture or reduction to the extent determined by the Compensation Committee. Additionally, if the Bank were to ever not be considered “well-capitalized” as defined by U.S. banking regulations, all unvested LTIP awards are subject to automatic claw-back. The Compensation Committee also has discretion over other circumstances that may trigger the clawback provision.
Compensation Committee Report
We, the members of the Compensation Committee of the Board of Directors of Orrstown Financial Services, Inc., have reviewed and discussed the Compensation Discussion and Analysis set forth above with the management of the Company and, based on such review and discussion, have recommended to the Board of Directors of the Company inclusion of the Compensation Discussion and Analysis in this proxy statement and, through incorporation by reference from this proxy statement, in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025.
Submitted by the Compensation Committee:

John W. Giambalvo, Chair
Scott V. Fainor
J. Rodney Messick
Michael J. Rice
Joel R. Zullinger
Except as set forth above, this report shall not be deemed to be incorporated by reference, by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or the Exchange Act, and shall not otherwise be deemed filed under such acts.

Summary Executive Compensation
The following table sets forth information as to the compensation paid or accrued by the Company for the year ended December 31, 2025 for services rendered in all capacities by our NEOs.
2025 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Cash Bonus ($)	Stock & RSU Awards ($)(1)(2)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Thomas R. Quinn, Jr.	2025	812,317	—	599,969	—	549,054	2,217,238	44,039	4,222,617
President and	2024	732,674	270,000	1,299,226	—	556,920	1,801,847	46,967	4,707,634
Chief Executive Officer	2023	709,154	—	454,992	—	428,400	1,022,734	22,737	2,638,017

Neelesh Kalani	2025	342,552	—	202,849	—	183,594	78,663	27,119	834,777
Executive Vice President and	2024	335,835	—	512,275	—	202,878	—	24,402	1,075,390
Chief Financial Officer	2023	329,250	—	178,752	—	159,120	—	9,309	676,431

Adam L. Metz	2025	449,227	—	184,448	—	316,122	116,369	25,515	1,091,681
Senior Executive Vice President and	2024	305,384	115,517	372,309	—	184,478	100,253	25,177	1,103,118
Chief Operating Officer	2023	299,396	—	162,552	—	144,692	85,372	24,817	716,829

Amy L. Doll	2025	364,231	—	182,968	—	191,350	46,225	8,287	793,061
Executive Vice President and	2024	—	—	—	—	—	—	—	—
Chief Administrative Officer	2023	—	—	—	—	—	—	—	—

Christopher D. Holt	2025	366,873	—	217,281	—	196,628	416,504	13,244	1,210,530
Executive Vice President and	2024	359,679	40,000	406,042	—	217,282	358,821	13,911	1,395,735
Market President	2023	352,627	—	191,448	—	170,418	280,044	13,464	1,008,001

(1)
Stock and option awards are valued based on the aggregate grant date fair value of awards granted during the year computed for financial reporting purposes pursuant to FASB ASC Topic 718. There is no assurance the value realized by an executive officer will be at or near the value estimated by ASC Topic 718. The actual value, if any, an executive officer may realize will depend upon the excess of the stock price over the exercise price on the date the option is exercised or the value of stock awards when they vest. Please see the 2025 Outstanding Equity Awards at Fiscal Year-End Table below for more information regarding stock awards and options outstanding at December 31, 2025.

(2)	Includes awards issued in 2025 based on the Company’s performance in 2024, as described in the definitive proxy statement filed by the Company on April 4, 2025.
(3)	Represents the aggregate increase in the present value of the officer’s accumulated benefit under the salary continuation plan and/or deferred compensation agreement.
(4)	See 2025 All Other Compensation Table below.

The compensation represented by the amounts set forth in the “All Other Compensation” column in the 2025 Summary Compensation Table is detailed in the following table.
2025 ALL OTHER COMPENSATION TABLE

Name	Year	Vehicle Allowance or Personal Use of Company Vehicle ($)	Country Club Dues ($)	Insurance Premiums ($)(1)	Split Dollar Life Insurance Benefit ($) (2)	Company Contributions to Retirement and 401(k) Plans ($)	Housing Allowance or Other Benefit	Total ($)
Thomas R. Quinn, Jr.	2025	2,235	—	6,859	3,404	10,500	21,041	44,039
	2024	2,456	—	6,859	3,039	10,350	24,263	46,967
	2023	6,639	—	3,564	2,634	9,900	—	22,737

Neelesh Kalani	2025	—	—	1,242	—	10,277	15,600	27,119
	2024	—	—	1,242	—	9,960	13,200	24,402
	2023	—	—	841	—	8,468	—	9,309

Adam L. Metz	2025	8,400	7,465	1,242	—	8,408	—	25,515
	2024	8,400	7,900	1,242	—	7,635	—	25,177
	2023	8,400	7,690	1,242	—	7,485	—	24,817

Amy L. Doll	2025	—	—	810	540	6,937	—	8,287
	2024	—	—	—	—	—	—	—
	2023	—	—	—	—	—	—	—

Christopher D. Holt	2025	—	—	3,564	—	9,680	—	13,244
	2024	—	—	3,564	—	10,347	—	13,911
	2023	—	—	3,564	—	9,900	—	13,464

(1)	The reported insurance premiums are paid by the Bank as part of the Bank’s sponsored group term life insurance benefit.
(2)	Represents the aggregate increase in the present value of the officer’s benefit under the Bank's split dollar life insurance arrangement with the officer.

Grants of Plan-Based Awards
The following table sets forth information concerning plan-based awards made to the NEOs during the last fiscal year based on the Company's performance in 2024 as described in the definitive proxy statement filed by the Company on April 4, 2025.
2025 GRANT OF PLAN-BASED AWARDS TABLE

		Payouts under non-equity incentive plan awards (1)			Estimated future payments of restricted stock awards
Name	Grant date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All other stock awards: number of shares of stock or units (#)	Grant date fair value of stock and option awards (4) ($)
Thomas R. Quinn, Jr.		239,988	599,969	1,439,927	—	—	—	—	—
	2/16/2025 (2)	—	—	—	3,567	8,918	21,402	—	299,968
	2/16/2025 (3)	—	—	—	—	—	—	8,918	300,002
Neelesh Kalani		81,140	202,849	486,838	—	—	—	—	—
	2/16/2025 (2)	—	—	—	1,206	3,015	7,236	—	101,425
	2/16/2025 (3)	—	—	—	—	—	—	3,015	101,425
Adam L. Metz		73,779	184,448	442,675	—	—	—	—	—
	2/16/2025 (2)	—	—	—	1,097	2,742	6,580	—	92,207
	2/16/2025 (3)	—	—	—	—	—	—	2,742	92,241
Amy L. Doll		73,187	182,968	439,123	—	—	—	—	—
	2/16/2025 (2)	—	—	—	1,088	2,720	6,527	—	91,467
	2/16/2025 (3)	—	—	—	—	—	—	2,720	91,501
Christopher D. Holt		86,912	217,281	521,474	—	—	—	—	—
	2/16/2025 (2)	—	—	—	1,292	3,230	7,751	—	108,624
	2/16/2025 (3)	—	—	—	—	—	—	3,230	108,657

(1)	These amounts illustrate the threshold, target, and maximum cash awards payable under the annual incentive compensation plan. Cash awards were paid out at between 150% and 162% of target.
(2)	Represents performance-vested restricted stock units which vest, if at all, three years from the date of the grant, subject to performance on pre-established ROAA and TSR goals.
(3)	Represents time-vested restricted stock awards which vest, if at all, 33% in each of the first three years following the grant date.
(4)	The fair value of the award is the fair value of the Company Common Stock on the date of grant multiplied by the number of shares granted.
During 2025, our Compensation Committee did not take into account any material nonpublic information when determining the timing and terms of equity incentive awards, and we did not time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation. During 2025, we did not grant stock options to our named executive officers during any period beginning four business days before and ending one business day after the filing or furnishing of a Form 10-Q, 10-K or 8-K that discloses material nonpublic information.

2025 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

		Option Awards			Restricted Stock Awards / Units
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Option Exercise Price ($) (2)	Option Expiration Date (2)	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($) (3)(4)	Equity incentive plan awards: number of unearned shares that have not vested (#) (5)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($) (3)(4)
Thomas R. Quinn, Jr.	2/10/2023	—	—	—	9,479	335,746	9,479	335,746
	2/16/2024	—	—	—	11,620	411,580	11,620	411,580
	2/16/2025	—	—	—	17,835	631,716	17,835	631,716
Neelesh Kalani	2/10/2023	—	—	—	3,724	131,904	3,724	131,904
	2/16/2024	—	—	—	4,316	152,873	4,316	152,873
	2/16/2025	—	—	—	6,030	213,583	6,030	213,583
Adam L. Metz	2/10/2023	—	—	—	3,386	119,932	3,386	119,932
	2/16/2024	—	—	—	3,434	121,632	3,434	121,632
	2/16/2025	—	—	—	5,483	194,208	5,483	194,208
Amy L. Doll	2/16/2025	—	—	—	5,439	192,649	5,439	192,649
	Various	7,441	25.04	Various	—	—	—	—
Christopher D. Holt	2/10/2023	—	—	—	3,988	141,255	3,988	141,255
	2/16/2024	—	—	—	4,044	143,238	4,044	143,238
	2/16/2025	—	—	—	6,459	228,778	6,459	228,778

(1)	The Company assumed vested and exercisable stock options in connection with the merger with Codorus Valley Bancorp.
(2)	The expiration dates of the vested, unexercised stock options granted to the NEO, range from November 15, 2026 to December 11, 2028. The option exercise prices range from $21.23 per common share to $29.92 per common share.
(3)	Calculated using the December 31, 2025 closing stock price of $35.42 per share.
(4)	Mr. Quinn’s unvested shares of restricted stock and unvested restricted stock units are expected to vest upon his retirement on June 1, 2026.
(5)	Equity incentive plan awards earned under the LTIP based on performance against the plan's goals consist of 50% time-vested restricted stock awards and 50% performance-vested restricted stock units.

2025 OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#) (2)	Value Realized on Vesting ($) (1)(2)
Thomas R. Quinn, Jr.	—	—	31,300	1,074,772
Neelesh Kalani	—	—	12,848	441,307
Adam L. Metz	—	—	9,564	327,800
Amy L. Doll	5,596	192,111	6,667	230,345
Christopher D. Holt	—	—	10,078	345,091

(1)	Calculated using the closing market price of the Company's Common Stock on the date of vesting or exercise.
(2)	Includes performance-vested restricted stock units awarded under the LTIP in 2022 for 2021 performance and equity integration awards in the form of performance-based restricted stock awarded in connection with the merger with Codorus Valley Bancorp on July 1, 2024.

Supplemental Employee Retirement Plans
The Bank has established salary continuation plans for certain of its executive officers, including Mr. Quinn, in order to provide them with supplemental retirement income (the “Salary Continuation Agreements”). The purpose of the plans is to provide an incentive to such persons to continue in the employ of the Bank.

The Salary Continuation Agreements provide the executive officers with certain specified benefits upon a separation from service as a result of normal retirement, early termination, disability, death or a change in control. In the event of early termination by the Company other than for cause, or by the executive, unrelated to a change in control transaction and prior to reaching normal retirement age, the executive would receive the accumulated benefit described in the 2025 Pension Benefit Table.
Benefits are payable in monthly installments over a 15-year period beginning within 60 days following the executive officer’s separation from service upon or after the executive reaching normal retirement age, within 60 days following the executive officer reaching normal retirement age in the cases of early termination and change in control, or within 60 days after separation from service in the case of disability. The Salary Continuation Agreement with Mr. Quinn provides for an annual normal retirement benefit of $400,000 at age 65. The Company has also entered into a deferred compensation agreement with Mr. Quinn as discussed below.
Benefits under the Salary Continuation Agreement will be forfeited by an executive officer who is terminated for cause; if the executive officer commits suicide within two years after the effective date of the Salary Continuation Agreement; if an insurance company which issued a life insurance policy covering the executive officer and owned by the Bank denies coverage because of misstatements of fact made by the executive officer on an application for life insurance; if the executive officer is subject to a final removal or prohibition order issued by a federal banking agency pursuant to the Federal Deposit Insurance Act; or the executive officer competes with the Company or the Bank in violation of the restrictive covenants set forth in his or her Salary Continuation Agreement.
A description of the Salary Continuation Agreement appears below under “Potential Payments Upon Termination or Change in Control.”
Executive Deferred Compensation Agreements
In 2019, the Bank entered into a deferred compensation agreement with Mr. Quinn. The deferred compensation agreement is intended to provide Mr. Quinn with the potential for certain retirement benefits payable in monthly installments over a 15-year period beginning the month following the executive’s separation from service upon or after he reaches normal retirement age (age 65), the month following his reaching normal retirement age in the cases of early termination and change in control, or the month following a separation from service in the case of disability.
The agreement provides for the establishment of a deferral account into which the Bank may, but is not required to, make monthly contributions. The Bank makes monthly contributions of $100,000 into the deferral account and may make additional discretionary contributions from time to time. The deferral account earns interest at a rate equal to the Company’s Return on Average Tangible Equity for the immediately preceding calendar year, not to exceed 15% nor less than 0% during the accumulation period and at a fixed rate of 4% during the distribution period. Such contributions may be increased or decreased within the sole discretion of the Bank. Assuming the Bank continues a monthly contribution of $100,000 through Mr. Quinn's retirement on June 1, 2026, the annual normal retirement benefit is anticipated to be approximately $400,000.
Prior to the earliest to occur of: (1) a separation from service, (2) disability, (3) death and (4) the executive attaining age 70, interest will accrue on amounts credited to the deferral account at the “accumulation period crediting rate,” compounded monthly. Following any of the aforementioned events, interest will accrue at the rate of 4%, except in the event of a change in control, in which case no interest will accrue until normal retirement age and, thereafter, interest will accrue at the rate of 4%. In order to further link the amount of the benefit to overall corporate performance, the “accumulation period crediting rate” will mirror the Company’s return on average tangible equity (computed annually as described in the agreement); provided, that in no event will the rate be less than zero nor more than 15%.
The total benefit payable in the event of normal retirement, early termination or disability is equal to the deferral account balance as of such date, with interest accruing as described above.
The total benefit payable in the event of a separation from service in connection with a change in control and prior to normal retirement age is the greater of the projected deferral account balance and $2,260,638. The projected deferral account balance is the deferral account balance at the date of the separation from service, plus an additional amount equal to the average monthly contribution made by the Bank prior to the separation from service multiplied by the number of months remaining through normal retirement age. Consistent with the Salary Continuation Agreement entered into between the Bank and Mr. Quinn in 2009, in the event that any benefit distributable under the agreement would subject the executive to an excise tax under the excess parachute rules of Internal Revenue Code Section 280G, the agreement provides for the payment of an additional amount equal to the executive’s excise penalty tax amount divided by the difference between (one minus the sum of (the penalty tax rate plus the executive’s marginal income tax rate). The total benefit payable in the event of a separation from service due to death is the greater of the actual deferral account balance and $2,260,638.
Benefits under the agreement will be forfeited if executive is terminated for cause, or if he dies by suicide within two years after the effective date of the agreement, or if any insurance company which issued a life insurance policy covering the executive and owned by the Bank denies coverage because of misstatements of fact made by executive on an application for life insurance, or if the executive is subject to a final removal or prohibition order issued by a federal banking agency pursuant to the Federal Deposit Insurance Act, or if the executive becomes interested as a sole proprietor, partner, substantial shareholder, officer, director, or employee in a competitor of the Bank within a 50 mile radius of the Bank’s headquarters, or if the executive solicits the Bank’s customers or employees.
The Bank entered into a deferred compensation agreement with Mr. Holt in 2020, Mr. Metz in 2022 and Mr. Kalani and Ms. Doll in 2025 for the purpose of retaining them through the normal retirement age of 65 or after. The deferred compensation agreements are intended to provide the executives with the potential for certain retirement benefits payable in monthly installments over a 15-year period beginning the month following the executive’s separation from service upon or after they reach normal retirement age, the month following their reaching normal retirement age in the cases of early termination and change in control, or the month following a separation from service in the case of disability.
The agreements provide for the establishment of a deferral account into which the Bank will make annual contributions provided the Company’s Return on Average Tangible Equity is at least 8% for that year. The contributions will be $219,000 per year for Mr. Holt, $83,280 per year for Mr. Metz, $78,663 per year for Mr. Kalani, and $46,225 per year for Ms. Doll until the earliest of separation from service, normal retirement age or death. The deferral account earns interest at a rate equal to the Company’s Return on Average Tangible Equity for the immediately preceding calendar year, not to exceed 15% nor less than 0% during the accumulation period and at a fixed rate of 4% during the distribution period. Assuming the Company’s Return on Average Equity equals or exceeds 8% each year, the annual normal retirement benefit is anticipated to be approximately $225,000 for Mr. Holt and $200,000 for Mr. Metz, Mr. Kalani and Ms. Doll.
Prior to the earliest to occur of: (i) a separation from service, (ii) disability, (iii) death and (iv) the executive attaining age 65, interest will accrue on amounts credited to the deferral account at the “accumulation period crediting rate,” compounded monthly. Following any of the aforementioned events, interest will accrue at the rate of 4%. In order to further link the amount of the benefit to overall corporate performance, the “accumulation period crediting rate” will mirror the Company’s return on average tangible equity (computed annually as described in the agreement); provided, that in no event will the rate be less than 0% nor more than 15%. The total benefit payable in the event of normal retirement, early termination (inclusive of separation from service prior to normal retirement age following a change in control) or disability is equal to the deferral account balance as of such date, with interest accruing as described above. The total benefit payable in the event of a separation from service due to death is the greater of the actual deferral account balance and $2,544,031 in the case of Mr. Holt, $2,260,909 in the case of Mr. Metz, $2,260,885 in the case of Mr. Kalani, and $2,260,677 in the case of Ms. Doll.
Benefits under the agreement will be forfeited if the executive is terminated for cause, or if he or she dies by suicide within two years after the effective date of the agreement, or if any insurance company which issued a life insurance policy covering executive and owned by the Bank denies coverage because of misstatements of fact made by the executive on an application for life insurance, or if the executive is subject to a final removal or prohibition order issued by a federal banking agency pursuant to the Federal Deposit Insurance Act, or if the executive becomes interested as a sole proprietor, partner, substantial shareholder, officer, director, or employee in a competitor of the Bank, as defined in the agreements, or if the executive solicits the Bank’s customers or employees.
The following table sets forth information with respect to the pension benefits of each NEO who is a party to a salary continuation agreement or deferred compensation agreement with the Company:
2025 PENSION BENEFITS TABLE

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Thomas R. Quinn, Jr.	Salary Continuation Agreement	16	4,237,739	—
	Deferred Compensation Agreement	6	5,975,727	—
Neelesh Kalani	Deferred Compensation Agreement	1	78,663	—
Adam L. Metz	Deferred Compensation Agreement	3	321,994	—
Amy L. Doll	Deferred Compensation Agreement	1	46,225	—
Christopher D. Holt	Deferred Compensation Agreement	5	1,644,558	—
In this table:
•The present value of accumulated benefits shown in the table above has been determined using the assumptions set forth in the audited consolidated financial statements for the year ended December 31, 2025.
•No amounts were actually paid or provided to the NEOs during 2025.

Bank-Owned Life Insurance
The Company has purchased whole life insurance where certain NEOs are the insured and the Company is the death beneficiary. Such policies are in place for Mr. Quinn, Mr. Holt and Ms. Doll. During the NEOs employment, the Company earns income on the life insurance policy. In 2025, the Company earned $5.3 million on all life insurance policies, tax free. In the event of an early separation from service or a separation from service due to disability prior to normal retirement age, the amount of the benefit under the plan will be actuarially reduced from the normal retirement benefit. In the event of a change in control, the amount of the benefit will be the amount of the normal retirement benefit. In the event an executive officer dies while in active service, the officer’s beneficiary will be entitled to receive the normal retirement benefit payable in monthly installments over a 15-year period. In the event an executive officer dies after benefit distributions have commenced, the Bank will continue to distribute the remaining benefits to the officer’s beneficiary at the same time and in the same amounts as would have been distributed to the executive officer had he or she survived.
Potential Payments Upon Termination or Change in Control
Executive Employment Agreements
The Company is party to an executive employment agreement with Mr. Quinn for a five-year term and with Messrs. Kalani, Metz and Holt and Ms. Doll for a three-year term. The employment agreements provide for an annual extension of its term for an additional year, unless the executive is given at least sixty days' notice of non-renewal. The agreements provide that, if the executive is still employed upon attaining age 65, such executive will provide notice of retirement in which event the executive will receive his or her base salary for a period of six months plus payment of 150% of the premium cost to maintain the executive’s group life insurance benefit for a period of three years. Such mandatory retirement may be delayed upon Board approval. The Board has extended the term of Mr. Quinn's employment agreement to June 1, 2026.
In the event that the executive’s employment is terminated by the Company or the Bank during the term of the agreement without cause or by executive for “good reason” as defined in the agreement, then the executive will be paid severance equal to his or her base salary plus the average cash bonus amount received during the past three years for a period equal to the greater of the remaining term of the agreement or six months. The executive would also be entitled to continue to participate in employee benefit plans for six months or receive a cash contribution in lieu thereof plus payment of 150% of the premium cost to maintain the executive’s group life insurance benefit for a period of three years.
Termination by the executive for good reason shall include if: (1) there has occurred a material breach of the employer’s material obligations under the agreement; (2) the employer, without executive’s prior written consent, changes or attempts to change in any material respect the authority, duties, compensation, incentive compensation, benefits or other terms or conditions of executive’s employment, or executive’s reporting structure, in a manner that is adverse to the executive; or (3) the employer requires executive to relocate his or her principal business location 75 miles or more from the executive's primary office.
In addition, in the event an executive’s employment is terminated as a result of death, the Company will pay to the executive’s estate a lump sum cash payment equal to six months of the executive’s base salary, plus the cost of continued health insurance coverage for the applicable COBRA continuation period for the executive’s surviving spouse and dependents. In the event of the executive’s disability, such executive’s employment will automatically terminate and the executive will be entitled to receive (i) a lump sum cash payment equal to six months of the executive’s base salary, plus the cost of continued health coverage for the applicable COBRA continuation period for the executive officer and the executive’s spouse and dependents, plus 150% of the Company’s actual premium cost of providing group term life insurance coverage to the executive for the three year period following the executive’s termination date, and (ii) thereafter for as long as the executive continues to be disabled, an amount equal to 60% of the executive’s base salary in effect immediately prior to the date of disability until the earlier of the executive’s death or December 31 of the calendar year in which the executive attains age 65.
During the period of employment and for the greater of six months following such termination of employment or the period of severance payments, each executive agrees not to compete with or solicit or attempt to solicit, divert or appeal to any employees, clients or referral sources of the Company, the Bank or any of their respective subsidiaries.

The following table summarizes potential benefits for the NEOs under their employment agreements, in the event of a termination of their employment unrelated to a change in control transaction, retirement, disability or death, if such event had occurred on December 31, 2025.

Name	Involuntary Termination without Cause ($)(1)	Voluntary Termination for “Good Reason”($)(1)	Retirement ($)	Disability ($)(3)	Death ($)
Thomas R. Quinn, Jr.
Cash Severance	855,020	855,020	412,500	412,500	412,500
Health & Welfare Benefits (2)	11,820	11,820	2,160	11,820	9,660
Total:	866,840	866,840	414,660	424,320	422,160
Neelesh Kalani
Cash Severance	984,093	984,093	172,446	172,446	172,446
Health & Welfare Benefits (2)	2,160	2,160	2,160	2,160	—
Total:	986,253	986,253	174,606	174,606	172,446
Adam L. Metz
Cash Severance	1,250,988	1,250,988	237,500	237,500	237,500
Health & Welfare Benefits (2)	11,820	11,820	2,160	11,820	9,660
Total:	1,262,808	1,262,808	239,660	249,320	247,160
Amy L. Doll
Cash Severance	1,129,364	1,129,364	187,500	187,500	187,500
Health & Welfare Benefits (2)	11,820	11,820	2,160	11,820	9,660
Total:	1,141,184	1,141,184	189,660	199,320	197,160
Christopher D. Holt
Cash Severance	1,084,325	1,084,325	184,690	184,690	184,690
Health & Welfare Benefits (2)	6,061	6,061	2,160	6,061	3,901
Total:	1,090,386	1,090,386	186,850	190,751	188,591

(1)	Assumes payment of continued salary under existing employment agreement for the remaining term of the agreement in effect as of December 31, 2025.
(2)	Estimated benefits contribution expense for six months post-termination and 150% of the premium cost to maintain the NEO's group life insurance benefit for three years.
(3)
In addition to this amount, for as long as the executive continues to be disabled, the executive shall continue to be paid an amount equal to at least 60% of his or her base salary in effect immediately prior to the date of disability until the earlier of executive’s death or December 31 of the calendar year in which executive attains age 65, reduced by any disability payments from any Company provided disability insurance plans or programs and any benefits payments received from the Federal Social Security or applicable state disability benefits programs.

Change in Control Benefits
Change in Control Agreements
The Company and the Bank have entered into change in control agreements, concurrent with the employment agreements, with Messrs. Quinn, Kalani, Metz and Holt and Ms. Doll. The change in control agreements provide that the Company and the Bank are to pay to the executive the specified amounts of cash compensation and provide the specified health and welfare benefits in the event that the executive’s employment is terminated by the Company or Bank or any successor, without cause, within two years after the occurrence of a change in control (as defined in the relevant agreement) or if such termination is initiated by the executive for any reason, in the case of Messrs. Quinn, Metz and Holt, or for good reason, in the case of Mr. Kalani and Ms. Doll, in each case within six months following a change in control.
The change in control agreements provide that, upon a termination pursuant to a change in control, the Company and the Bank are obligated to pay to the executives cash compensation in an amount equal to 2.99 times the sum of (1) annual base salary, plus (2) the highest annual cash bonus and other annual incentive cash compensation awarded over the past three years before the calendar year in which the termination of employment occurred. Payment of this cash compensation is to be made in a single lump sum within fifteen days after the termination of employment.
The change in control agreements further provide that upon a change in control, if the plans governing the vesting and exercise rights of stock options, shares of restricted stock and other equity-based compensation units are silent on the subject of change of control, all such options, shares and units shall immediately become vested and exercisable as to all or part of the shares and rights covered thereby.
The change in control agreements further provide that upon a termination pursuant to a change in control, the Company and the Bank are obligated to provide to the executive for a specified term the life, disability, medical/health insurance and other health and welfare benefits in effect with respect to the executive immediately prior to the termination pursuant to the change in control. For each executive, the term is two years. The executive, however, will continue to be responsible for the costs of such benefits to the same extent as other similarly situated active employees of the Bank and the executive’s spouse and/or eligible dependents will continue to be covered on the same terms that they were covered prior to the termination of employment.
For all NEOs other than Mr. Quinn, the change in control agreements further provide that in the event any benefit or payment from the Company to the executive shall be deemed to be an “excess parachute payment”, as defined in Section 280G(b)(1) of the Internal Revenue Code, then the aggregate present value of amounts or benefits payable to executives shall be reduced to the greater of (1) the highest aggregate present value of the amount due under the agreement that can be made without causing any payments or benefits to be an excess parachute payment or (2) the largest portion of the amount due under the agreement that after taking into account all applicable state and federal taxes, including any taxes payable pursuant to Section 4999 of the Internal Revenue Code, results in a greater after-tax benefit to the executive than the after-tax benefit to the executive calculated under (1) above.
In order to ensure consistency among the various compensatory agreements to which he is a party, Mr. Quinn’s change in control agreement provides that, in the event that any benefit distributable under the agreement would be deemed to be an excess parachute payment, he shall be entitled to the payment of an additional amount equal to: his excise penalty tax amount divided by the difference between (one minus the sum of (the penalty tax rate plus his marginal income tax rate)). This provision mirrors those contained in his Salary Continuation Agreement and Deferred Compensation Agreement, described above, and is necessary to ensure that Mr. Quinn, who has served as President and Chief Executive Officer since 2009 and has guided the Company through its most transformative years, receives the full benefit of those compensatory arrangements should there be a termination of his employment following a change in control of the Company.
If the executive’s employment is terminated following a change in control, each executive agrees not to compete with, or solicit or attempt to solicit, divert or appeal to any employees, clients or referral sources of, the Company, the Bank or any of their respective subsidiaries for the greater of (i) six months following termination of employment or (ii) the length of time executive is to receive payments under the agreement not to exceed twenty-four (24) months.
The following table summarizes potential change in control benefits for each of the NEOs. For the purposes of this table, we assumed a change in control of the Company and a termination of employment by the surviving company without cause (or a resignation by the executive for any reason, in the case of Messrs. Quinn, Metz and Holt, or for good reason, in the case of Mr. Kalani and Ms. Doll), and that both events had occurred on December 31, 2025.

Name	Cash Benefit Under Change in Control Arrangement ($)	Equity Acceleration Under Change in Control Arrangement ($)(1)	General Health and Welfare Benefits ($)(2)	Total Benefits ($)
Thomas R. Quinn, Jr.	4,143,973	1,063,167	71,499	5,278,639
Neelesh Kalani	1,605,189	391,568	32,713	2,029,470
Adam L. Metz	2,230,071	338,651	67,614	2,636,336
Amy L. Doll	1,635,513	96,307	64,674	1,796,494
Christopher D. Holt	1,743,200	398,865	47,122	2,189,187

(1)
Represents the value of performance-vested restricted stock units and awards held by each executive on December 31, 2025, assuming the target level of achievement of performance criteria. Amounts are calculated based on the closing price of Company Common Stock as of December 31, 2025 (the last trading day of our fiscal year ended December 31, 2025), which was $35.42 per common share. Amounts exclude the value of time-based restricted stock awards held by each executive which accelerate at the effective time of a change in control pursuant to our Stock Incentive Plans, as described below.

(2)	Value of benefits based upon assumptions used for financial reporting purposes under accounting principles generally accepted in the United States of America.

Stock Incentive Plans
Our 2011 Stock Incentive Plan provides that all outstanding stock options, stock appreciation rights, restricted stock awards and deferred stock units will become fully vested upon a change of control or ownership. Performance shares, including the performance-vested restricted stock units, may become vested in connection with a change of control or ownership (as such term is defined in the plan) to the extent specified in the relevant award agreement or as may be determined by our Board or Compensation Committee in their sole discretion.
Our 2025 Stock Incentive Plan provides that all outstanding stock options, stock appreciation rights, restricted stock awards, performance shares (including the performance-vested restricted stock units), and deferred stock units will become fully vested upon a sale event (as such term is defined in the plan) with performance shares, including the performance-vested restricted stock units, vesting at the greater of (i) 100% of target levels or (ii) based on actual performance measured against the applicable performance goals as of the date of the sale event (if determinable).
The following table summarizes the value of each NEO’s outstanding equity awards that will accelerate upon the occurrence of a change of control or ownership under the 2025 and 2011 Stock Incentive Plans, assuming that such event had occurred on December 31, 2025.

	Name	Change in Control Equity Acceleration ($) (1)
	Thomas R. Quinn, Jr.	315,876
	Neelesh Kalani	106,791
	Adam L. Metz	97,122
	Amy L. Doll	96,342
	Christopher D. Holt	114,407

(1)
Represents the value of time-vested restricted stock awards held by each executive on December 31, 2025. Amounts are calculated based on the closing price of Company Common Stock as of December 31, 2025 (the last trading day of our fiscal year ended December 31, 2025), which was $35.42 per share.

Supplemental Employee Retirement Plans
The following table summarizes potential benefits that Mr. Quinn would receive pursuant to the Salary Continuation Agreement in the event of a termination of employment or a change in control of the Company, assuming that such events had occurred on December 31, 2025.

Name	Voluntary Termination or Termination without Cause ($) (1)	Termination during the Change in Control Period ($) (2)	Disability ($) (3)	Death ($) (4)
Thomas R. Quinn, Jr.	3,969,868	3,969,868	3,969,868	3,969,868

(1)
Present value as of December 31, 2025 of the benefits that would be paid upon a termination of the executive officer’s employment for any reason (other than death, disability or by the Company for cause) outside of the “Change in Control Period”. Such benefits are payable in equal monthly installments over a 15-year period, commencing within 60 days after such executive officer reaches normal retirement age (age 65) or the termination date, whichever is later.

(2)
Present value as of December 31, 2025 of the benefits that would be paid upon a termination of the executive officer’s employment for any reason (other than death or disability) within 24 months after a change in control the “Change in Control Period”. Such benefits are payable in equal monthly installments over a 15-year period, commencing within 60 days after such executive officer reaches normal retirement age or the termination date, whichever is later.

(3)
Present value as of December 31, 2025 of the benefit that would be paid in the event that the executive officer experiences a disability prior to normal retirement age. Such benefits are payable in equal monthly installments over a 15-year period, commencing within 60 days after the executive officer’s disability.

(4)
Present value as of December 31, 2025 of the benefit that would be paid in the event of the executive officer’s death prior to termination of employment. Such benefits are payable to the executive officer’s beneficiaries in equal monthly installments over a 15-year period, commencing within 60 days after the executive officer’s death.

Executive Deferred Compensation Agreements
The following table summarizes potential benefits that Messrs. Quinn, Kalani, Metz and Holt and Ms. Doll would receive pursuant to their deferred compensation agreements in the event of a termination of employment or a change in control of the Company, assuming that such events had occurred on December 31, 2025. For the purposes of this table, we assumed a change in control of the Company and a termination of employment by the surviving company without cause (or a resignation by the executive for any reason, in the case of Messrs. Quinn, Metz and Holt, or for good reason, in the case of Mr. Kalani and Ms. Doll), and that both events had occurred on December 31, 2025.

Name	Voluntary Termination or Termination without Cause ($) (1)	Termination during the Change in Control Period ($) (2)	Disability ($) (3)	Death ($) (4)
Thomas R. Quinn, Jr.	5,975,727	5,975,727	5,975,727	5,975,727
Neelesh Kalani	78,663	78,663	78,663	2,260,885
Adam L. Metz	321,994	321,994	321,994	2,260,909
Amy L. Doll	46,225	46,225	46,225	2,260,677
Christopher D. Holt	1,644,558	1,644,558	1,644,558	2,544,031

(1)
Present value as of December 31, 2025 of the benefits that would be paid upon a termination of the executive officer’s employment for any reason (other than death, disability or by the Company for cause) prior to a change in control. Such benefits are payable in equal monthly installments over a 15-year period, commencing the month after such executive officer reaches normal retirement age (age 65) or the termination date, whichever is later.

(2)
Present value as of December 31, 2025 of the benefits that would be paid upon a termination of the executive officer’s employment for any reason (other than death or disability) after a change in control and prior to normal retirement age. Such benefits are payable in equal monthly installments over a 15-year period, commencing the month after such executive officer reaches normal retirement age or the termination date, whichever is later.

(3)
Present value as of December 31, 2025 of the benefit that would be paid in the event that the executive officer experiences a disability prior to normal retirement age. Such benefits are payable in equal monthly installments over a 15-year period, commencing the month after the executive officer’s disability.

(4)
Present value as of December 31, 2025 of the benefit that would be paid in the event of the executive officer’s death prior to termination of employment. Such benefits are payable to the executive officer’s beneficiaries in equal monthly installments over a 15-year period, commencing the month after the executive officer’s death.

Other Considerations
Risk Management
The Company believes its compensation programs and practices for its employees are not reasonably likely to have a material adverse effect on the Company. Annual incentive compensation, including both cash and equity awards, is wholly subject to the discretion of the Compensation Committee and the independent directors. With respect to those employees whose compensation may involve a variable component, such as lenders and investment counselors who are paid, in part, based upon production, the Company believes the aggregate absolute amount of such compensation is not material to the Company and that the Company’s internal controls further mitigate the risks that otherwise might be incurred as a result of such activities and compensation practices. Related to feedback from shareholder engagement, certain changes to compensation were made to better assure executive compensation is aligned with shareholders’ interests.
Tax and Accounting Considerations
The Company considers the tax and accounting implications in the design of its compensation programs. For example, in the selection of long-term incentive instruments, the Compensation Committee reviews the projected expense amounts and expense timing associated with alternative types of awards. Under current accounting rules (i.e., Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718), the Company must expense the grant-date fair value of share-based grants such as stock option awards, restricted stock, performance shares, and stock appreciation rights settled in stock. The grant-date value is amortized and expensed over the service period or vesting period of the grant. In selecting appropriate incentive devices, the Compensation Committee reviews appropriate expense analyses and considers the related tax and accounting issues.
Section 162(m) of the Internal Revenue Code places an annual limit on the tax deduction for certain compensation paid in excess of $1 million to the Chief Executive Officer and the three most highly compensated executive officers of a corporation. Whether all elements of compensation paid by the Company in future years will be fully deductible is dependent upon many factors as required by Section 162(m) of the Internal Revenue Code and applicable regulations. Such factors include the aggregate level of taxable income received by an executive in each year, the structure of various compensation plans, the manner in which incentive compensation goals are established and a determination of satisfaction of those goals, and the relationship between the Company and the directors serving on the committee determining the performance goals related to incentive compensation and the satisfaction of such performance goals. The Compensation Committee retains the flexibility to pay both compensation that will be fully deductible and compensation that may not be deductible in structuring the Company’s compensation programs in its actions to promote the best interests of the Company and its shareholders.
Upon a change in control of the Company, some portion of the severance payments paid to our executives may exceed the deductible limitations under Section 280G of the Internal Revenue Code. The Compensation Committee believes that this flexibility in structuring compensation to our executives is in the best interest of our shareholders.
Under the Company's executive incentive compensation program, there are in place forfeiture and/or claw-back provisions for the repayment of incentive compensation in the event of excessive risk impacting financial performance and restatement or adjustment of the performance measures in the future after incentive awards have been made. The Company did not utilize provisions for repayment of incentive compensation for 2025 due to restatement or adjustment of the performance measures. The Company does not currently maintain stock ownership guidelines or equity incentive retention guidelines for its NEOs (unless they also serve on the Board of Directors), but generally such officers hold personal investments in the Company’s stock. Equity granted under the Company’s incentive compensation plan and any additional personal investments in Company stock are subject to the Company’s anti-hedging and anti-pledging provisions covered in the Company’s Insider Trading Policy.

PAY VERSUS PERFORMANCE
In accordance with rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the Company provides the following disclosure regarding executive compensation for our principal executive officer (“PEO”) and Non-PEO NEOs and Company performance for the fiscal years listed below. The Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown.
Pay Versus Performance Table

Year	Summary Compensation Table Total for PEO ($)(1)	Compensation Actually Paid to PEO ($)(1)(2)	Average Summary Compensation Table Total for Non-PEO NEOs ($)(1)	Average Compensation Actually Paid to Non-PEO NEOs ($)(1)(2)	Total Shareholder Return ($)(3)	Peer Total Shareholder Return ($) (4)	Net Income ($)(5)	Return on Average Equity (%)(6)
2025	4,222,617	4,158,135	982,512	963,871	251.78	160.37	80,855,000	14.76
2024	4,707,634	5,096,643	1,182,928	1,298,923	251.89	145.82	22,050,000	5.62
2023	2,638,016	2,903,210	788,596	898,562	197.31	123.35	35,663,000	14.66
2022	2,526,698	2,451,820	743,683	714,211	149.23	122.74	22,037,000	9.02
2021	1,967,057	2,225,978	631,930	722,902	157.55	139.21	32,881,000	12.54

(1) From 2021 to 2024, Mr. Quinn was the Company’s PEO and our remaining NEOs consisted of Messrs. Kalani, Coradi, Metz and Holt. For 2025, Mr. Quinn was the Company's PEO and our remaining NEOs consisted of Messrs. Kalani, Metz and Holt and Ms. Doll.
(2) The amounts shown for Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually earned, realized, or received by the Company’s NEOs. These amounts reflect the Summary Compensation Table Total with the following adjustments:

Year	Summary Compensation Table Total for PEO ($)	Summary Compensation Table Value of Equity Awards ($)	Equity Award Adjustments($)(a)	Compensation Actually Paid to PEO ($)
2025	4,222,617	(599,969)	535,487	4,158,135
2024	4,707,634	(1,299,226)	1,688,235	5,096,643
2023	2,638,016	(454,992)	720,186	2,903,210
2022	2,526,698	(365,121)	290,243	2,451,820
2021	1,967,057	(159,604)	418,525	2,225,978

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs ($)	Average Summary Compensation Table Value of Equity Awards for Non-PEO NEOs ($)	Equity Award Adjustments($)(a)	Average Compensation Actually Paid to Non-PEO NEOs ($)
2025	982,512	(196,887)	178,245	963,871
2024	1,182,928	(445,209)	561,204	1,298,923
2023	788,596	(173,748)	283,714	898,562
2022	743,683	(147,965)	118,493	714,211
2021	631,930	(94,720)	185,692	722,902

(a) The following table sets forth the adjustments made during each year represented in the Pay Versus Performance Table to arrive at compensation “actually paid” to our PEO and non-PEO NEOs during each of the years in question. Equity values are calculated in accordance with FASB ASC Topic 718. In 2024, the equity awards include the fair value of the integration awards, which consisted of performance-based restricted stock granted upon the closing of the merger with Codorus Valley Bancorp, Inc. on July 1, 2024 and vesting conditioned upon on the achievement of certain cost savings relating to the merger.

Year	Year End Fair Value of Equity Awards in the Year for PEO ($)	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years for PEO ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year for PEO ($)	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year for PEO ($)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year for PEO ($)	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation for PEO ($)	Total Equity Award Adjustments for PEO ($)
2025	631,716	(25,108)	—	(71,121)	—	—	535,487
2024	1,304,048	119,299	317,923	(53,035)	—	—	1,688,235
2023	559,261	147,792	—	13,133	—	—	720,186
2022	338,113	(42,250)	—	(5,620)	—	—	290,243
2021	219,542	176,348	—	22,635	—	—	418,525

Year	Average Year End Fair Value of Equity Awards for Non-PEO NEOs ($)	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years for Non-PEO NEOs ($)	Average Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year Non-PEO NEOs ($)	Year over Year Average Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year Non-PEO NEOs ($)	Average Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year Non-PEO NEOs ($)	Average Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation Non-PEO NEOs ($)	Total Equity Award Adjustments ($)
2025	207,304	(6,810)	—	(22,249)	—		178,245
2024	448,885	46,768	107,463	(41,912)	—	—	561,204
2023	213,565	68,608	—	1,541	—	—	283,714
2022	137,020	(15,328)	—	(3,199)	—	—	118,493
2021	123,606	54,655	—	7,431	—	—	185,692
(3) Represents the total shareholder return of an investment of $100 in Company Common Stock on December 31, 2020 through the end of the end of the listed year, assuming the reinvestment of dividends on the date of payment without commissions (“Total Shareholder Return”) in accordance with Item 201(e) of Regulation S-K. Shareholder returns on Company Common Stock are based on trades on the NASDAQ Stock Market. Past performance is not necessarily indicative of future stock performance.
(4) Represents the Peer Group Total Shareholder Return, which utilizes the S&P U.S. SmallCap Banks Index in accordance with Item 201(e) of Regulation S-K. The comparison assumes an investment of $100 on December 31, 2020 through the end of the listed year. Past performance is not necessarily indicative of future stock performance.
(5) Excluding the impact of certain merger and other non-recurring expenses, Adjusted Net Income was $82.6 million, $52.0 million, $36.6 million and $34.8 million for the years ended December 31, 2025, 2024, 2023 and 2022, respectively. For the year ended December 31, 2021, the Company did not incur merger or other non-recurring expenses. See Annex A for a reconciliation of 2025, 2024, 2023 and 2022 Adjusted Net Income to GAAP.
(6) Excluding the impact of certain merger and other non-recurring expenses, Adjusted Return on Average Equity was 15.07%, 13.25%, 15.06% and 14.25% for the years ended December 31, 2025, 2024, 2023 and 2022, respectively. For the year ended December 31, 2021, the Company did not incur merger or other non-recurring expenses. See Annex A for a reconciliation of 2025, 2024, 2023 and 2022 Adjusted Return on Average Equity to GAAP.

The following graph displays the relationship between compensation actually paid to the PEO, the average actual compensation paid to the non-PEO NEOs, the Company's total shareholder return, and the peer group cumulative total shareholder return.

$6,000,000
$5,000,000
$4,000,000
$3,000,000
$2,000,000
$1,000,000
$0
Total Compensation Paid
$300
$250
$200
$150
$100
$50
$0
Total Shareholder Return
2021
2022
2023
2024
2025
PEO Compensation Actually Paid
Average Non-PEO NEO Compensation Actually Paid
ORRF Total Shareholder Return
Peer Total Shareholder Return

The following graph displays the relationship between compensation actually paid to the PEO, the average actual compensation paid to the non-PEO NEOs, and net income (on a GAAP and adjusted basis).

Total Compensation Paid
Net Income
$6,000,000
$5,000,000
$4,000,000
$3,000,000
$2,000,000
$1,000,000
$0
$90,000,000
$80,000,000
$70,000,000
$60,000,000
$50,000,000
$40,000,000
$30,000,000
$20,000,000
$10,000,000
$0
2021
2022
2023
2024
2025
PEO Compensation Actually Paid
Average Non-PEO NEO Compensation Actually Paid
Net Income (GAAP)
Adjusted Net Income (Non-GAAP)

The following graph displays the relationship between compensation actually paid to the PEO, the average actual compensation paid to the non-PEO NEOs, and return on average equity (on a GAAP and adjusted basis).

$6,000,000
$5,000,000
$4,000,000
$3,000,000
$2,000,000
$1,000,000
$0
Total Compensation Paid
17.00%
15.50%
14.00%
12.50%
11.00%
9.50%
8.00%
6.50%
5.00%
Return on Average Equity
2021
2022
2023
2024
2025
PEO Compensation Actually Paid
Average Non-PEO NEO Compensation Actually Paid
Return on Average Equity (GAAP)
Adjusted Return on Average Equity (Non-GAAP)

Financial Performance Measures
As more fully described above in “Compensation Discussion and Analysis,” the Compensation Committee selects metrics for STIP and LTIP awards that are intended to incentivize executives to increase shareholder value. For the most recently completed fiscal year, the financial performance measures considered to be the most important in linking compensation actually paid to the NEO’s to the Company's performance were Net Income and Return on Average Equity.

2025 PAY RATIO DISCLOSURE

	2025
Median annual compensation of all employees, excluding CEO	$72,381
Annual compensation of CEO	$4,222,617
Ratio of CEO total pay to median pay of all employees	58.3	x
Methodology for Determining Median Employee Compensation
The Company, through use of payroll and other internal records, accumulated all compensation paid to all employees consistent with compensation calculated using Item 402(c)(2)(x) of SEC Regulation S-K (the "Total" column in the 2025 Summary Compensation Table). Compensation was annualized for permanent full- and part-time employees who were not employed for the entire fiscal year. The date chosen for identifying the median annual employee compensation was December 31, 2025.

PROPOSAL 2 - ADVISORY VOTE REGARDING THE COMPENSATION PAID TO
NAMED EXECUTIVE OFFICERS (“SAY-ON-PAY”)
A Non-Binding Advisory Vote to Approve the Compensation Paid to Our Named Executive Officers
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, requires us to hold a shareholder vote to approve, on a non-binding advisory basis, the compensation paid to our Named Executive Officers as disclosed in this proxy statement in accordance with the SEC’s rules and regulations. This vote is commonly referred to as the "Say-On-Pay" vote. As required by the Dodd-Frank Act, the vote sought by this proposal is advisory and is non-binding on the Board of Directors. The Company’s shareholders voted at the 2023 Annual Meeting of Shareholders to hold this vote on executive compensation annually. While the vote is non-binding, the Compensation Committee of the Board of Directors values the opinions expressed by our shareholders and will carefully consider the outcome of the vote in connection with future compensation decisions for our Named Executive Officers.
The Compensation Committee of the Board of Directors believes that our executive compensation program achieves our intended objective to provide fair, reasonable and appropriate levels of compensation and benefits in order to recruit, motivate, reward and retain qualified executive officers and generate long term value for the Company’s shareholders. Accordingly, we ask our shareholders to vote FOR approval of the non-binding advisory vote regarding the compensation paid to our Named Executive Officers as disclosed in this proxy statement, including the Compensation Discussion and Analysis, the compensation tables and narrative accompanying the tables.
The Board of Directors believes the following key aspects of our executive compensation program support our recommendation to vote FOR approval of the non-binding advisory vote regarding the compensation paid to our NEOs:
•Fair, Reasonable and Appropriate Levels of Compensation. A study conducted by the Compensation Committee found that overall cash compensation levels for our Named Executive Officers were in line with the competitive market median and long-term incentive awards were within a competitive range of the market. Furthermore, the Company provides limited benefits and perquisites to its executives.
•Pay and Performance Alignment. The Compensation Committee believes that increases in salaries, incentive bonus payouts, restricted stock awards and restricted stock unit awards, when made, are consistent with our performance in relation to our operating plan and the performance of our peers.
•Risk Mitigation. We strive to have a risk appropriate compensation program. We believe that our mix of pay, which is balanced, and our incentive arrangements, which are not highly leveraged, promote a risk-appropriate environment for compensating our executives.
•Long-Term Incentive Strategy. The strategy of granting equity awards is to balance a mix of restricted stock and/or restricted stock units, both of which will have multi-year vesting criteria. This reflects the Compensation Committee’s desire to increase the emphasis of our executive compensation program on achieving long-term performance, as well as to bolster the retentive effects of our stock-based compensation awards.
Additional details on our executive compensation programs and practices and the rationale for decisions made are set forth in the Compensation Discussion & Analysis section of this proxy statement, as well as the Summary Compensation Table and supporting tabular and narrative disclosures.
The affirmative vote of a majority of the votes cast by shareholders present in person or by proxy at the Annual Meeting is necessary for the approval of this proposal. Abstentions and broker non-votes, if any, are not treated as votes cast and, therefore, will have no effect on whether or not this proposal is approved.
The Board of Directors recommends that you vote FOR approval of the non-binding advisory vote regarding the compensation paid to our Named Executive Officers as disclosed in this proxy statement.

PROPOSAL 3 – RATIFICATION OF THE AUDIT COMMITTEE’S SELECTION OF CROWE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2026
Under the Audit Committee’s Charter, the Audit Committee is responsible for selecting the Company’s independent registered public accounting firm. The Audit Committee evaluates and monitors the auditors’ qualifications, performance and independence. You can learn more about the Audit Committee’s responsibilities with respect to the independent registered public accounting firm in the Audit Committee’s charter, which is posted in the investor relations section of our website at www.orrstown.com.
The Board of Directors has voted unanimously to recommend that shareholders vote to ratify the Audit Committee’s selection of Crowe LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026.
The Audit Committee and the Board of Directors have adopted a policy that, if a majority of the votes cast at the Annual Meeting is against ratification, the Audit Committee will reconsider its selection of Crowe LLP. The Audit Committee, however, will be under no obligation to select a new independent registered public accounting firm. If the Audit Committee does select a new independent registered public accounting firm for 2026, the Company will not seek shareholder ratification of the Audit Committee’s new selection.
The affirmative vote of a majority of the votes cast by shareholders present in person or by proxy at the Annual Meeting is necessary for the approval of this proposal. Abstentions and broker non-votes, if any, are not treated as votes cast and, therefore, will have no effect on whether or not this proposal is approved.
The Board of Directors recommends a vote FOR the ratification of the Audit Committee’s selection of Crowe LLP, as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026.

Relationship with Independent Registered Public Accounting Firm
Representatives of Crowe LLP, the Company’s independent registered public accounting firm for 2025, are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate shareholder questions.
Audit Fees and Non-Audit Fees
Aggregate fees billed for professional services rendered for the Company and its subsidiaries by Crowe LLP for the fiscal years ended December 31, 2025 and 2024 are set forth below:

	2025	2024
Audit fees	$856,125	$822,972
Audit-Related fees	7,875	67,500
Tax fees	51,094	57,343
All other fees	—	—
TOTAL	$915,094	$947,815
Audit fees were for professional services rendered and related out-of-pocket expenses for the audits of the consolidated financial statements of the Company, quarterly review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, merger and system conversion-related services, and other assistance required to complete the year-end audit of the consolidated financial statements, assessment of the Company’s internal controls and in the review of the Company’s Annual Report on Form 10-K. Audit-related fees were for consents. For 2025, non-recurring fees, primarily related to the merger with Codorus Valley Bancorp and related core system conversion, totaled $262,050.
Tax fees for 2025 and 2024 were in connection with the preparation and amendments to the Company’s tax returns, and responding to certain taxing authority inquiries and tax consulting.
There were no other fees billed by the Company’s independent registered public accounting firm for 2025 and 2024.
The Audit Committee pre-approves all audit and non-audit services provided by the independent registered public accounting firm prior to each specific engagement. The Audit Committee does not delegate pre-approval authority to any one or more of its members and in no case is pre-approval waived under the de minimus exception set forth in applicable SEC rules and regulations. In 2025 and 2024, all audit and non-audit services provided by Crowe LLP were pre-approved by the Audit Committee.
INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS
On September 27, 2016, the Company entered into a settlement agreement with the SEC resolving an investigation by the SEC of accounting and related matters at the Company for the periods ended June 30, 2010 to December 31, 2011. As part of the settlement of the SEC’s administrative proceedings, and pursuant to the cease-and-desist order, without admitting or denying the SEC’s findings, the Company agreed to pay a civil money penalty of $1 million. In the settlement agreement with the SEC, the Company also agreed to cease and desist from committing or causing any violations and any future violations of Securities Act Sections 17(a)(2) and 17(a)(3) and Exchange Act Sections 13(a), 13(b)(2)(A) and 13(b)(2)(B), and Rules 12b-20, 13a-1 and 13a-13 promulgated thereunder. As part of the settlement of the SEC’s administrative proceedings, and pursuant to the cease-and-desist order, without admitting or denying the SEC’s findings, Thomas R. Quinn, Jr., President and Chief Executive Officer of the Company, agreed to pay a civil money penalty to the SEC in the amount of $100,000, and to cease and desist from committing and/or causing the violations charged, as well as any future violations of these provisions.
ANNUAL REPORT ON FORM 10-K
A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, as filed with the SEC, is being mailed with this proxy statement to all shareholders of the Company. In addition, a copy of the Annual Report on Form 10-K may be obtained without charge by written request to Neelesh Kalani, Executive Vice President and Chief Financial Officer, Orrstown Financial Services, Inc., 4750 Lindle Road, Harrisburg, PA 17111. The Annual Report on Form 10-K also is available at www.orrstown.com in the investor relations section.

Annex A
Non-GAAP Financial Measures
The Company’s accounting and reporting policies are in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). and follow accounting and reporting guidelines prescribed by bank regulatory authorities and general practices within the financial services industry in which it operates. However, certain non-GAAP measures are used by management to assist with understanding the effect on financial results from non-recurring charges and evaluate the Company's performance. These include adjusted net income and adjusted return on average equity. Management believes that the use of these non-GAAP measures provides meaningful information about operating performance by enhancing comparability with other financial periods and other financial institutions. The non-GAAP measures used by management enhance comparability by excluding the effects of items that do not reflect ongoing operating performance. This supplemental presentation should not be construed as an inference that our future results will be unaffected by similar adjustments to be determined in accordance with GAAP.
A reconciliation of the non-GAAP financial measures used by the Compensation Committee to evaluate and measure the Company's performance in making its compensation decisions to the most directly comparable GAAP financial measures is presented below.

	December 31,
(dollars in thousands)	2025	2024	2023	2022
Net income (A) - most directly comparable GAAP-based measure	$80,855	$22,050	$35,663	$22,037
Plus: Merger-related expenses (B)	2,617	22,671	1,059	—
Plus: Restructuring expenses (B)	—	—	—	3,155
Plus: Provision for credit losses on non-PCD loans (B)	—	15,504	—	—
Plus: Provision for legal settlement (B)	—	—	—	13,000
Less: Related tax effect (C)	(919)	(8,250)	(79)	(3,393)
Adjusted net income (D = A+B-C) - Non-GAAP Measure	$82,553	$51,975	$36,643	$34,799

Average equity (F)	$547,708	$392,280	$243,334	$244,281
Return on average equity (=A / F) - most directly comparable GAAP-based measure	14.76%	5.62%	14.66%	9.02%
Return on average equity, adjusted (=D / F) - Non-GAAP Measure	15.07%	13.25%	15.06%	14.25%

Weighted average shares - diluted (H)	19,355	14,914	10,435	10,706
Diluted earnings per share (=A/H)	$4.18	$1.48	$3.42	$2.06
Diluted earnings per share, adjusted (=D/H) - Non-GAAP Measure	$4.27	$3.48	$3.51	$3.25

A-1

V85142-P44450

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

ORRSTOWN FINANCIAL SERVICES, INC.

The undersigned hereby appoints Joel R. Zullinger and Thomas R. Quinn, Jr., or either of them, each with full power of substitution as attorneys and proxies of the undersigned, to vote, as designated on the other side of this proxy, all shares of Orrstown Financial Services, Inc. (the "Company") common stock of the undersigned at the Annual Meeting of Shareholders of the Company to be held virtually on May 5, 2026, at 9:00 A.M. ET, via live webcast at www.virtualshareholdermeeting.com/ORRF2026, and at any adjournment of such meeting, as fully and effectually as the undersigned could do if personally present, and hereby revokes all previous proxies for said meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" ALL NOMINEES AND ALL PROPOSALS.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS SIGNED PROXY WILL BE VOTED "FOR" ALL NOMINEES AND ALL PROPOSALS. IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING, THIS SIGNED PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN ACCORDANCE WITH THE DIRECTION PROVIDED BY THE COMPANY'S BOARD OF DIRECTORS. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

(Continued, and to be marked, dated and signed, on the other side)

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/ORRF2026**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V85141-P44450

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

ORRSTOWN FINANCIAL SERVICES, INC.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" EACH OF THE FOLLOWING PROPOSALS:

Nominees:	For	Withhold
1a. Brian D. Brunner	☐	☐
1b. Scott V. Fainor	☐	☐
1c. Cindy J. Joiner	☐	☐
1d. Eric A. Segal	☐	☐

Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date